Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), dated August 15, 2015 (the “Effective Date”), is among Pentair plc, an Irish public limited company (“Parent”), Pentair Lionel Acquisition Co., a Delaware corporation (“Buyer”), Pentair Lionel Merger Sub, Inc., an Ohio corporation and a wholly owned Subsidiary of Buyer (“Merger Sub”), and ERICO Global Company, an Ohio corporation (the “Company”). Each of Parent, Buyer, Merger Sub and the Company is a “Party” and collectively they are the “Parties.”

RECITALS

A. The Board of Directors of the Company has unanimously (i) determined that the Merger is in the best interests of the Company and the Shareholders and declared advisable that the Company enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement and the Transactions, and (iii) resolved to recommend adoption of this Agreement by the Shareholders.

B. The Board of Directors of each of Parent, Buyer and Merger Sub has unanimously approved this Agreement and declared it advisable that Parent, Buyer and Merger Sub, respectively, enter into this Agreement.

D. The Parties desire to make certain representations, warranties and covenants in respect of, and also to provide certain conditions to the completion of, the Merger and the other transactions contemplated by this Agreement (collectively, the “Transactions”).

E. As a condition and inducement to Parent, Buyer and Merger Sub to enter into this Agreement, concurrently with the execution and delivery of this Agreement, each of the Persons listed on Schedule 1 to this Agreement is executing and delivering a voting agreement with Parent, Buyer and Merger Sub.

F. Each capitalized term not defined elsewhere in this Agreement has the meaning given to it in Article IX.

I. THE MERGER

1.1 The Merger. On the terms and subject to the conditions of this Agreement, and in accordance with the provisions of the Ohio General Corporation Law (“OGCL”), at the Effective Time, Merger Sub will merge (the “Merger”) with and into the Company, with the Company being the surviving corporation (the “Surviving Corporation”). Upon the consummation of the Merger, the separate corporate existence of Merger Sub will cease, and the Surviving Corporation will continue its corporate existence under the OGCL as a wholly owned Subsidiary of Buyer.

1.2 Closing. Upon the terms and subject to the conditions of this Agreement, the consummation of the Merger and the closing of the Transactions (the “Closing”) will take place at the offices of Jones Day, 901 Lakeside Avenue, Cleveland, Ohio 44114, at 10:00 a.m. Cleveland, Ohio time on the date which is the later of (a) October 15,

2015 or (b) satisfaction of the condition set forth in Section 6.1(a), or such other time and place as Buyer (without joinder by Merger Sub) and the Company may mutually agree (the “Closing Date”).

1.3 Filing of Certificate of Merger; Effective Time. As soon as practicable on the Closing Date, Merger Sub and the Company will cause the certificate of merger for the Merger (the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Ohio in accordance with the relevant provisions of the OGCL. For purposes of this Agreement, the “Effective Time” means the time at which the Certificate of Merger has been duly filed in the Office of the Secretary of State of the State of Ohio, or at such later date or time as may be agreed by Buyer and the Company in writing and specified in the Certificate of Merger in accordance with the OGCL.

1.4 Effects of the Merger. The Merger will have the effects set forth in this Agreement, the Certificate of Merger and the applicable provisions of the OGCL and, without limiting the foregoing, all properties, rights, privileges, powers and franchises of Merger Sub and the Company will vest in the Surviving Corporation, and all debts, liabilities and duties of Merger Sub and the Company will become debts, liabilities and duties of the Surviving Corporation.

1.5 Articles of Incorporation and Code of Regulations. The articles of incorporation and code of regulations of Merger Sub as in effect immediately prior to the Effective Time will be the articles of incorporation and code of regulations of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law. For the avoidance of doubt, the provisions of the Company’s articles of incorporation (“Articles”) and code of regulations (“Regulations”) and the indemnity Contracts to which the Company are parties as of immediately prior to the Closing will govern the rights of all directors and officers of the Company in respect of claims for indemnification based in whole or in part on actions or failures to take action prior to the Closing, and neither the amendments thereto contemplated hereby or following the Closing will affect the rights and obligations thereunder relating to such actions or failures to take action.

1.6 Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time will be the initial directors of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time will be the initial officers of the Surviving Corporation, each to hold office until his or her respective successor is duly elected or appointed and qualified, or his or her earlier death, resignation or removal, in accordance with the Surviving Corporation’s articles of incorporation and code of regulations and the applicable provisions of the OGCL.

1.7 Subsequent Actions. If, at any time after the Effective Time, the Surviving Corporation considers or is advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation, its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub vested in or to be vested in the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation will execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

1.8 Merger Consideration and Conversion of Capital Stock. The aggregate amount payable by Buyer in the Merger will be the amount in cash equal to the Aggregate Merger Consideration. The portion of the Aggregate Merger Consideration payable to holders of Company Common Stock at the Effective Time pursuant to Sections 1.8(a)-(b) will be an amount (the “Closing Merger Consideration”) equal to the Aggregate Merger Consideration, minus the Funded Debt of the Company, plus the Cash and Cash Equivalents of the Company minus the amount of the Company Transaction Expenses and plus 33% of the amount of the Company Transaction Expenses set forth on Schedule 1.8. Subject to this Article I and in accordance with Article II, at the Effective Time, by virtue of the Merger and without any action on the part of any Shareholder:

(a) Company Common Stock. Each share (a “Company Common Share”) of Company Common Stock that is then issued and outstanding (other than the Dissenting Shares and Cancelled Shares, if any) will be converted and automatically exchanged into the right to receive an amount in cash, without interest, equal to the Per Share Merger Consideration as set forth on the Closing Payments Schedule pursuant to Section 2.1(d). At the Effective Time, all Company Common Shares will be automatically cancelled and will cease to exist, and subject to Section 1.9, the holders of certificates which immediately prior to the Effective Time represented such Company Common Shares will cease to have any rights with respect to Company Common Shares other than the right to receive the Closing Merger Consideration.

(b) Company Owned Shares. Each Company Common Share that is held by the Company (as treasury stock or otherwise) or any of its direct or indirect Subsidiaries immediately prior to the Effective Time (the “Cancelled Shares”) will be cancelled and will cease to exist, and no consideration will be delivered in exchange for such cancellation.

(c) Merger Sub. Each share of capital stock of Merger Sub that is then issued and outstanding will be converted into one newly issued, fully paid and non-assessable share of capital stock of the Surviving Corporation.

1.9 Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary and to the extent required by the OGCL, any Company Common Shares that are issued and outstanding immediately prior to the Effective Time that are held by any Shareholder who (a) was a record holder of Company Common Shares as to which such Shareholder seeks relief as of the date fixed for determination of Shareholders entitled to notice of a meeting of the Shareholders held to approve the Merger, (b) has not directly or indirectly caused the applicable Company Common Shares to have been voted in favor of the Merger, and (c) delivers to the Company, in accordance with the OGCL (including section 1701.85 of the OGCL) and before the vote on the Merger is taken, a written demand for payment of the fair cash value of such Company Common Shares (the “Dissenting Shares”, and together with the Cancelled Shares, the “Excluded Shares”) will not be converted into the right to receive the Closing Merger Consideration, unless and until such holder of Dissenting Shares fails to perfect or otherwise waives, withdraws or loses any such rights as a dissenting Shareholder under the OGCL. If a holder of Dissenting Shares fails to perfect or otherwise waives, withdraws or loses any such rights as a dissenting Shareholder under the OGCL, then as of the Effective Time or the occurrence of such event, whichever later occurs, such holder’s Company Common Shares will automatically be converted into and represent only the right to receive the applicable portion of the Closing Merger Consideration, without interest, and will no longer be Excluded Shares. The Company will give Buyer prompt notice of, and copies of all correspondence from, each Shareholder who asserts rights as a dissenting Shareholder following receipt of such Shareholder’s written demand delivered as provided in section 1701.85 of the OGCL. Prior to the Effective Time, the Company may not, except with the prior written consent of Buyer, voluntarily make any payment or commit or agree to make any payment, or settle or commit to offer to settle, any rights of a dissenting Shareholder.

1.10 Adjustments. If at any time during the period between the Effective Date and the Effective Time, any change in the outstanding capital shares of the Company, or securities convertible or exchangeable into or exercisable for capital shares of the Company, will occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split), subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, the Per Share Merger Consideration will be equitably adjusted to reflect such change, except that nothing in this Agreement will be construed to permit the Company to take any action with respect to its securities that is prohibited or not expressly permitted by the terms of this Agreement.

II. PAYMENT OF CONSIDERATION

2.1 Estimated Closing Statement. Not fewer than five Business Days prior to the anticipated Closing Date, the Company will deliver to Buyer a written certificate provided by the Executive Vice President, Finance of the Company (the “Closing Statement”) setting forth:

(a) a schedule (the “Funded Debt Payment Schedule”) setting forth the amount necessary to fully discharge the Funded Debt outstanding as of immediately prior to the Effective Time, together with wire transfer instructions for each Person listed on the Funded Debt Payment Schedule;

(b) a schedule (the “Cash and Cash Equivalents Schedule”) setting forth the Cash and Cash Equivalents as of the end of the immediately preceding Business Day (accompanied by documentation reasonably substantiating such amount);

(c) a schedule (the “Transaction Expense Payment Schedule”) setting forth the amount of the Company Transaction Expenses as of immediately prior to the Effective Time, together with wire transfer instructions for each Person listed on the Transaction Expense Payment Schedule; and

(d) a schedule (the “Closing Payments Schedule”) setting forth the Closing Merger Consideration, the Per Share Merger Consideration, the amounts to be paid at the Effective Time to each Person entitled to receive a payment pursuant to Section 1.8(a) and the net amount each such Person will receive after repayment of any loans for which such Person’s Company Common Shares are pledged as collateral (the “Net Amount”), which will be updated after the close of business on the Business Day immediately preceding the Closing Date to reflect any change in the amount of the Funded Debt, the Cash and Cash Equivalents and/or Company Transaction Expenses as of the close of business on the Business Day immediately preceding the Closing Date from the amounts set forth in the Funded Debt Payment Schedule, Cash and Cash Equivalents Schedule and/or the Transaction Expense Payment Schedule.

(e) The Parties agree that Buyer and Merger Sub will be entitled to (i) review and make reasonable objections to the matters and amounts set forth in the Closing Statement and the update thereto contemplated by Section 2.1(d) and (ii) rely on the Closing Statement, as so updated, in making payments under Article II, and Buyer and Merger Sub will not be responsible for the calculations or the determinations of the Company regarding such calculations in the Closing Statement, including any update. The Company will cooperate, and will cause its Subsidiaries to cooperate, with Buyer and Merger Sub in the review of the Closing Statement, including any update, and, if applicable, the Company’s response to a Closing Statement objection, including providing Buyer and Merger Sub and its representatives with reasonable access during normal business hours to the relevant books, records and finance employees of the foregoing.

2.2 Closing Payments. At the Closing, Buyer will deliver by wire transfer of immediately available funds to:

(a) an account established at the bank set forth on Schedule 2.2 or another bank mutually agreed by Buyer and the Company for the benefit of all holders of Company Common Shares (the “Closing Account”) the portion of the Closing Merger Consideration payable to such holder as set forth on the Closing Payments Schedule, from which account the payments to be paid hereunder will be disbursed to the Shareholders as herein provided by wire transfer of immediately available funds in accordance with the instructions set forth in the LT completed and executed by such holder;

(b) each Person listed on the Funded Debt Payment Schedule, the amount set forth opposite such Person’s name, which amount will be paid, subject to

Buyer’s receipt of a duly executed pay-off letter and Lien releases, including with respect to those Liens set forth on Schedule 2.2(b), with respect to such Funded Debt in accordance with Section 5.13(a)(vii) on the Closing Date (with the forms of such pay-off letters and Lien releases provided no later than two Business Days prior to the Closing), by wire transfer of immediately available funds in accordance with the instructions set forth in the Funded Debt Payment Schedule; and

(c) each Company Professional Advisor listed on the Transaction Expense Payment Schedule, the amount set forth opposite such Person’s name, which amount will be paid, subject to Buyer’s receipt of a written invoice for such Company Professional Advisor’s Company Transaction Expenses with respect to all such amounts and the written confirmation set forth in Section 5.12 no later than two Business Days prior to the Closing, by wire transfer of immediately available funds in accordance with the instructions set forth in the Transaction Expense Payment Schedule.

2.3 Payment and Exchange of Certificates; Letters of Transmittal. Notwithstanding any other provision hereof, in no event will any Person who is entitled to receive any payment pursuant to this Agreement as a result of any Company Common Shares receive any such payment unless and until such time as the applicable Person delivers to Buyer or the Company (a) a letter of transmittal in the applicable form set forth in Schedule 2.3, pursuant to which such Person will, among other things, (i) agree that if such Person’s Company Common Shares are pledged as collateral for a loan, then a portion of the amount to be paid at the Effective Time to such Person pursuant to Section 1.8(a) that is equal to the remaining balance of such loan will be paid to the lender for such loan such that all Liens related to such loan on such Company Common Shares are released upon such payment and (ii) represent that upon payment of the Net Amount to such Person, such Person’s Company Common Shares will be free and clear of all Liens (each, an “LT”) and, if applicable, a properly executed substitute Form W-9 or similar document and (b) certificates (“Certificates”) representing such Company Common Shares, which Certificates so surrendered will be cancelled and the holder of such Certificate will receive in exchange therefor the right to receive the applicable consideration set forth in Section 1.8(a). In the event any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person that includes an agreement to indemnify Parent, Buyer and Merger Sub against all liability costs, damages and expenses, including reasonable attorney fees, which may be incurred by Parent, Buyer and/or Merger Sub in connection therewith, claiming such Certificate to be lost, stolen or destroyed, Buyer will, subject to this Article II, issue in exchange for such lost, stolen or destroyed Certificate the applicable consideration therefor set forth in Section 1.8(a). Payment by Buyer of the amounts contemplated by Section 2.2(a) to the Closing Account will constitute full satisfaction of Buyer’s obligations under Section 2.2(a).

2.4 Withholding. The Surviving Corporation and Buyer will be entitled to deduct and withhold from the consideration otherwise payable under this Agreement to any holder of Company Common Shares such amounts as are required to be withheld or deducted under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of U.S. state or local or foreign Tax Law with respect to the making of such payment; provided, however, that the Company will provide Buyer with the information reasonably requested by Buyer to make a determination of which Shareholders, if any, are subject to withholding within five Business Days after the Effective Date; provided further that, Buyer will provide to the Company prior written notice at least five Business Days prior to the Closing of its determination that any Shareholder or Shareholders will be subject to withholding and will discuss such determination with the Company in good faith. To the extent that amounts are so withheld or deducted and paid over to the applicable Governmental Authority, such withheld or deducted amounts will be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Shares in respect of which or whom such deduction and withholding were made.

III. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Disclosure Schedule, the Company represents and warrants as to itself and its Subsidiaries, to Parent and Buyer as of the date hereof as follows:

3.1 Corporate Organization of the Company. The Company has been duly incorporated and is validly existing as a corporation in good standing under the Laws of the State of Ohio and has the requisite corporate power and authority to own or lease its properties and to conduct its business as it is now being conducted. The Company is duly licensed or qualified and in good standing as a foreign corporation in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. The copies of the Articles and Regulations of the Company previously made available by the Company to Buyer are true, correct and complete and as of the Effective Date, the Company is in compliance with its Articles and Regulations, except where the failure to be in compliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

3.2 Subsidiaries. The Subsidiaries of the Company are (a) set forth on Schedule 3.2 and (b) except for those entities listed on Schedule 3.2, the Company does not own, directly or indirectly, any capital stock of, or equity or other voting interests in, any Person. The Company’s Subsidiaries have been incorporated or organized and are validly existing under the laws of their jurisdiction of incorporation or organization and have the requisite power and authority to own or lease their properties and to conduct their business as it is now being conducted. Each Subsidiary of the Company is duly licensed or qualified and in good standing as a foreign corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. The copies of the organizational documents of the Company’s Subsidiaries previously made available by the Company to Buyer are true, correct and complete and, as of the Effective Date, the Company’s Subsidiaries are in compliance with their respective organizational documents, except where the failure to be in compliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

3.3 Due Authorization. The Company has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and (subject, in the case of the consummation of the Merger, to the Company Shareholder Approval) to consummate the Transactions. The Board of Directors of the Company has unanimously (a) determined that the Merger is in the best interests of the Company and the Shareholders and declared advisable that the Company enter into this Agreement, (b) approved the execution, delivery and performance of this Agreement and the Transactions, and (c) resolved to recommend adoption of this Agreement by the Shareholders, and no other corporate proceeding on the part of the Company is necessary to authorize this Agreement or to consummate the Transactions, subject only, in the case of consummation of the Merger, to the receipt of the Company Shareholder Approval. This Agreement has been duly and validly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (such exception, the “Bankruptcy Exception”).

3.4 No Conflict. Subject to the receipt of the Authorizations and other requirements set forth in Section 3.5 or as set forth on Schedule 3.4, the execution and delivery of this Agreement by the Company and the consummation of the Transactions, including the Merger, as provided in this Agreement do not and will not (a) violate or contravene any provision of, or result in the breach of, the Articles, Regulations or other organizational documents of the Company or any of its Subsidiaries, (b) violate or contravene any Contract to which the Company or one of its Subsidiaries is a party or by which the Company or any of its Subsidiaries may be bound, or terminate or result in the termination of any such Contract, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries, or constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, termination or creation of a Lien (other than Permitted Liens), amend or modify the rights or obligations of any third party under any such Contract, give any third party the right to terminate, amend, accelerate or cancel any such Contract or result in a violation or revocation of any required Authorization, (c) result in any indebtedness or credit facility of the Company or any of its Subsidiaries (other than any indebtedness or credit facility to be repaid and terminated at or prior to the Closing) becoming due prior to its scheduled maturity, or enable or permit (with or without notice or lapse of time or both) the holder or holders thereof or any trustee, agent or representative on its or their behalf to cause any such indebtedness or credit facility to become due, or to require the prepayment, repurchase, redemption or defeasance thereof or to require an offer to be made to prepay, repurchase, redeem or defease such indebtedness or credit facility, prior to its scheduled maturity, or (d) conflict with or violate any Law applicable to the

Company, any of its Subsidiaries or any of their respective properties or assets or any Governmental Order to which the Company, any of its Subsidiaries or any of their respective properties or assets are subject, except to the extent that, in the case of clauses (b) and (d), the occurrence of any of the foregoing would not, individually or in the aggregate, reasonably be expected to (i) materially impair the ability of the Company to enter into and perform its obligations under this Agreement or (ii) have a Material Adverse Effect on the Company.

3.5 Governmental Authorities; Consents. Assuming the accuracy of the representations and warranties of Parent and Buyer contained in this Agreement, no Authorization of, or designation, declaration or filing with, any Governmental Authority or other Person is required on the part of the Company with respect to the Company’s execution or delivery of this Agreement or the consummation of the Transactions, except for (a) applicable requirements of the HSR Act and the German Act Against Restraints of Competition, (b) any Authorizations, designations, declarations or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, and (c) the filing of the Certificate of Merger in accordance with the OGCL.

3.6 Capitalization of the Company and its Subsidiaries. (a) The authorized capital stock of the Company consists of 26,000,000 shares of Company Common Stock, consisting of (i) 16,000,000 shares of Common Stock, par value $0.01 per share (the “Common Shares”), and (ii) 10,000,000 shares of Class C Common Stock, par value $0.01 per share (the “Class C Shares”, and together with the Common Shares, the “Company Common Stock”). As of the Effective Date, 7,331,954 Common Shares are issued and outstanding and 5,461,957 Class C Shares are issued and outstanding. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. No shares of capital stock are held by the Company as treasury shares. Schedule 3.6(a) sets forth all holders of record of issued and outstanding shares of Company Common Stock, identified by each class thereof. All outstanding shares of the Company Common Stock and any securities described in Sections 3.6(b) have been issued or granted, as applicable, in compliance, in all material respects, with applicable securities Laws and were not issued in violation of any pre-emptive rights, purchase option, call right, right of first refusal or any similar right. There are no declared or accrued unpaid dividends with respect to any Company Common Stock.

(b) Except as described in this Section 3.6, there are no outstanding options, warrants, rights, subscriptions or other securities convertible into or exchangeable or exercisable for shares of the capital stock of the Company, any other commitments or agreements providing for the issuance of additional shares, the sale of treasury shares or for the repurchase or redemption of shares of the capital stock of the Company or any other agreements of any kind which may obligate the Company to issue, purchase, redeem or otherwise acquire any of its capital stock. There are no (i) outstanding bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries that have the right to vote (or convertible and other securities that have the right to vote) on matters on which the holders of the Company Common Stock may vote or (ii) except as set forth in Schedule 3.6, shareholders agreements, proxies, voting agreements or registration right agreements relating to the Company Common Stock or any other equity interests of the Company or any of its Subsidiaries.

(c) The outstanding shares of capital stock of each of the Company’s Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable. The Company or one or more of its wholly owned Subsidiaries owns of record and beneficially all the issued and outstanding shares of capital stock of such Subsidiaries free and clear of any Liens, other than Permitted Liens. Except as described in this Section 3.6, there are no outstanding options, warrants, rights, subscriptions or other securities exercisable or exchangeable for any capital stock of such Subsidiaries, any other commitments or agreements providing for the issuance of additional shares, the sale of treasury shares or for the repurchase or redemption of shares of such Subsidiaries’ capital stock or any other agreements of any kind which may obligate any Subsidiary of the Company to issue, purchase, redeem or otherwise acquire any of its capital stock.

3.7 Financial Statements. Schedule 3.7 includes (a) (i) the unaudited consolidated balance sheets and statements of income, cash flow and shareholders’ equity of the Company and its Subsidiaries as of and for the 12-month periods ended December 31, 2013 and December 31, 2014, and (ii) the unaudited consolidated balance sheet and statement of income of the Company and its Subsidiaries as of and for the six-month period ended June 30, 2015 ((i) and (ii) collectively the “Unaudited Company Financial Statements”), and (b) (i) the audited consolidated balance sheet and statement of income, cash flow and shareholders’ equity of ERICO International and its Subsidiaries as of and for the 12-month periods ending December 31, 2013 and December 31, 2014, together with the auditor’s reports thereon (the “Audited Operating Company Financial Statements”) and (ii) the unaudited consolidated balance sheet and statement of income of ERICO International and its Subsidiaries as of and for the six-month period ended June 30, 2015 (the “Unaudited Operating Company Financial Statements”, and together with the Audited Operating Company Financial Statements, the “Operating Company Financial Statements”). The Unaudited Company Financial Statements present fairly, in all material respects, the consolidated financial position and results of operations of the Company and its Subsidiaries as of the dates and for the periods indicated therein in conformity with GAAP subject to normal year-end adjustments and to the exception that such financial statements do not contain footnote disclosures. The Operating Company Financial Statements present fairly, in all material respects, the consolidated financial position and results of operations of ERICO International and its Subsidiaries as of the dates and for the periods indicated therein in conformity with GAAP (except as may be indicated in the notes thereto), and subject, in the case of the Unaudited Operating Company Financial Statements, to normal year-end adjustments and to the exception that such financial statements do not contain footnote disclosures.

3.8 Undisclosed Liabilities. As of the Effective Date, there is no liability against the Company or any of its Subsidiaries except for any such liability (a) reflected in or reserved for on the Financial Statements or disclosed in the notes thereto, (b) that has arisen since the date of the most recent balance sheet included in the Financial Statements in the ordinary course of business of the Company and its Subsidiaries, or (c) which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

3.9 Absence of Changes. Since June 30, 2015, (a) there has not been any Material Adverse Effect on the Company, (b) except for the process giving rise to this Agreement, the Company and its Subsidiaries have conducted their business and operated their properties in all material respects in the ordinary course of business consistent in all material respects with past practice, (c) neither the Company nor any of its Subsidiaries took any action that, if Section 5.1(b) (other than clauses (iv) and (v) thereof) had applied in such period, would have constituted a material breach thereof, (d) the Company has not made any distribution to the Shareholders, and (e) there has not been any redemption or repurchase of any portion of any equity interest in the Company or any Subsidiary.

3.10 Litigation and Proceedings. There are no pending or, to the Knowledge of the Company, threatened, Actions at Law or in equity or, to the Knowledge of the Company, investigations before or by any Governmental Authority against the Company, any of its Subsidiaries or any of its or their respective officers or directors in their capacities as officers and directors of the Company or any of its Subsidiaries that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

3.11 Properties. The tangible properties owned, leased or licensed by the Company or its Subsidiaries at the Closing will constitute substantially all of the tangible properties used to conduct the business of the Company and its Subsidiaries as currently conducted, except where the failure to own, lease or license such tangible properties would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. The Company and its Subsidiaries have good and marketable title to such owned properties, except where the failure to have such title to the properties would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. The tangible property material to the business or operations of the Company and its Subsidiaries is, when taken as a whole, in good operating condition and repair in all material respects (normal wear and tear excepted).

3.12 Legal Compliance and Authorizations. (a) The Company and its Subsidiaries are, and since January 1, 2012, have been in compliance with all applicable Laws, except where the failure to be in compliance with such Laws would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Since January 1, 2012, neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Authority stating that the Company or any of its Subsidiaries is not in compliance with any Law, except where such non-compliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, neither the Company nor any of its Subsidiaries, nor any of their respective Affiliates or Persons acting on behalf of any of the foregoing (i) has directly or indirectly (A) made, offered or promised to make, or authorized the making of, any unlawful payment to any person, (B) given, offered or promised to give, or authorized the giving of, any unlawful gift, political or charitable contribution or other thing of value or advantage to any person, (C) requested or received any unlawful payment, gift, political or charitable contribution or other thing of value or advantage, or (D) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended and any rules, regulations and guidance promulgated thereunder (the “FCPA”) or any other Law that prohibits corruption or bribery; or (ii) has been investigated by a Governmental Authority, or been the subject of any allegation, with respect to conduct within the scope of clause (i) above. Except for such instances which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, there have been no false or fictitious entries made in the books or records of the Company or any of its Subsidiaries relating to any secret or unrecorded fund or any unlawful payment, gift, political or charitable contribution or other thing of value or advantage and neither Company nor any of its Subsidiaries has established or maintained a secret or unrecorded fund for use in connection with any such payment, gift, political or charitable contribution or other thing of value or advantage. For the avoidance of doubt, any reference to “other thing of value” in this Section 3.12(b) includes meals, entertainment, travel and lodging.

(c) The Company and its Subsidiaries have obtained all of the Authorizations necessary under applicable Law to permit the Company and its Subsidiaries to own, operate, use and maintain their assets in the manner in which they are now operated and maintained and to conduct the business of the Company and its Subsidiaries as currently conducted, except where the absence of any Authorizations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. The Company and its Subsidiaries are, and since January 1, 2012, have been in compliance with the terms of all Authorizations, except where the failure to be in such compliance would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

3.13 Contracts; No Defaults. (a) Schedule 3.13(a) contains a listing of all Contracts described in clauses (i) through (ix) below to which, as of the Effective Date, the Company or any of its Subsidiaries is a party and has continuing obligations or rights. True, correct and complete copies of the Contracts listed on Schedule 3.13(a) have been delivered to or made available to Buyer or its agents or representatives.

(i) Each Contract that involved aggregate payments or consideration furnished by or to the Company or any of its Subsidiaries of more than $5,500,000 in 2014 or that the Company reasonably anticipates will require aggregate payments or consideration furnished by or to the Company or any of its Subsidiaries after the Effective Date of more than $5,500,000 in any calendar year;

(ii) Each Contract that grants any Person any exclusive license, supply or distribution rights that involves aggregate payments to or by the Company of more than $1,000,000 in any calendar year, other than distribution rights granted pursuant to distribution Contracts entered into in the ordinary course of business;

(iii) Each Contract, promissory note, loan agreement, indenture, evidence of indebtedness, letter of credit (or master agreement relating to letters of credit) or other instrument providing for or relating to the lending of money, in each case, under which the Company and/or any of its Subsidiaries has borrowed any money from one or more Persons, or issued any note, bond, debenture or other evidence of indebtedness to one or more Persons, or obtained commitments to lend from one or more Persons, or has outstanding one or more swap or other hedging transactions, or has outstanding one or more letters of credit for its account;

(iv) Each Contract (other than distribution Contracts) that purports to limit, curtail or restrict the right of the Company or any of its Subsidiaries to engage or compete in any business in any geographic area;

(v) Each Contract relating to the disposition or acquisition by the Company or any of its Subsidiaries of any business (whether by merger, sale or purchase of assets, sale or purchase of stock or equity ownership interests or otherwise) (A) entered into on or after January 1, 2012 or (B) that contains ongoing obligations of the Company or any of its Subsidiaries;

(vi) Each Contract, other than with respect to “off-the-shelf” software, that requires a license or royalty payment to, or license or royalty payment by, the Company or its Subsidiaries of more than $1,000,000 in any calendar year;

(vii) Each lease or sublease under which the Company or one of its Subsidiaries leases or occupies Leased Real Property and is obligated to make aggregate payments in excess of $1,000,000 in any calendar year;

(viii) Each employment or independent contractor or consulting Contract with a natural Person that involved total cash consideration of more than $250,000 in 2014 or that the Company reasonably anticipates will require after the Effective Date total cash consideration of more than $250,000 in any calendar year, in each case, which may not be terminated at will or by giving notice of 30 days or less without cost or penalty; and

(ix) Each joint venture Contract, partnership agreement or limited liability company agreement.

(b) All of the Contracts listed or required to be listed on Schedule 3.13(a) are (i) in full force and effect and (ii) represent the legal, valid and binding obligations of the Company or one of its Subsidiaries party thereto and, to the Knowledge of the Company, represent the legal, valid and binding obligations of the other parties thereto, except where the failure to be in full force and effect or to be legal, valid and binding obligations has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Except where the occurrence of such breach or default would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, as of the Effective Date, (A) neither the Company or any of its Subsidiaries nor, to the Knowledge of the Company, any other party thereto is in breach of or default under any such Contract, and (B) neither the Company nor any of its Subsidiaries has received any written claim or notice of breach of or default under any such Contract.

3.14 Employee Benefit Plans. (a) Schedule 3.14(a) contains a list of each material Employee Plan in effect on the Effective Date.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company:

(i) Neither the Company nor any of its Subsidiaries has any current or potential liability under Title IV of ERISA with respect to any Pension Plan;

(ii) Each Employee Plan which covers current or former employees of the Company or any of its Subsidiaries that is intended to be qualified within the meaning of Section 401 of the Code has either (A) received a favorable determination or opinion letter from the Internal Revenue Service regarding its tax-qualification and no event has occurred which, since the date of such letter, would reasonably be expected to result in the revocation of such determination letter, or (B) has applied, or will apply for such letter during the applicable remedial amendment period;

(iii) Neither the Company nor any of its Subsidiaries contributes to, or is obligated to contribute to, or has any liability with respect to, any Multiemployer Plan;

(iv) The Employee Plans have been maintained in accordance with their terms and all applicable Laws and no fiduciary of an Employee Plan has failed to comply with its obligations under the terms of the plan and all applicable Laws that could result in any liability or excise Tax under ERISA or the Code being imposed on the Company;

(v) Neither the Company nor any of its Subsidiaries has any liability with respect to any transaction in violation of Sections 404 or 406 of ERISA or any “prohibited transaction,” as defined in Section 4975(c)(1) of the Code, for which no exemption exists under Section 408 of ERISA or Section 4975(c)(2) or (d) of the Code. Neither the Company nor any of its Subsidiaries has knowingly participated in a violation of Part 4 of Title I, Subtitle B of ERISA by any plan fiduciary of any Pension Plan. The Secretary of Labor has not assessed a civil penalty under Section 502(l) of ERISA that remains unpaid;

(vi) All contributions required to have been made to all Employee Plans as of the Closing will have been made as of the Closing;

(vii) There are no actions, suits or claims pending or, to the Knowledge of the Company, threatened with respect to the Employee Plans (other than routine claims for benefits);

(viii) The Company does not expect to owe any assessable payments under Code Section 4980H;

(ix) The consummation of the Transactions will not, except as expressly set forth in this Agreement, (A) entitle any current or former employees, directors or independent contractors to severance pay or any other payment (other than as a Shareholder pursuant to Section 2.2(a)), or (B) accelerate the timing of payment or vesting or increase the amount of compensation due to any current or former employees, directors or independent contractors;

(x) The consummation of the transactions contemplated hereby will not, either alone or in combination with any other event result in any payments or benefits for any current or former employee of the Company or any of its Subsidiaries under any Employee Plan that would be considered “excess parachute payments” under Section 280G of the Code; and

(xi) The term “Foreign Plan” means any Employee Plan that is maintained outside of the United States. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (A) each Foreign Plan complies with all applicable Laws (including, without limitation, applicable Law regarding the form, funding and operation of the Foreign Plan), (B) the Operating Company Financial Statements accurately reflect the Foreign Plan liabilities and accruals for contributions required to be paid to the Foreign Plans, in accordance with applicable generally accepted accounting principles consistently applied, (C) all contributions required to have been made to all Foreign Plans as of the Closing will have been made as of the Closing, and (D) there are no actions, suits or claims pending or, to the Knowledge of the Company, threatened with respect to the Foreign Plans (other than routine claims for benefits).

3.15 Labor Relations. Except as set forth in Schedule 3.15, neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or is subject to any organized labor dispute, strike or work stoppage that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, and no employees of the Company or any of its Subsidiaries are represented by any labor organization.

3.16 Taxes. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company:

(a) All material Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been properly prepared and timely filed, and all such Tax Returns (including information provided therewith or with respect thereto) are true, correct and complete in all material respects.

(b) The Company and its Subsidiaries have fully and timely paid all Taxes shown to be due on the Tax Returns referred to in Section 3.16(a), except for Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(c) Except as set forth in Schedule 3.16(c), no extension or waiver of a statute of limitations relating to Taxes is in effect with respect to the Company or any of its Subsidiaries. No claim or nexus inquiry has been made by a Tax authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that any of them are or may be subject to taxation by that jurisdiction. Neither the Company nor any Subsidiary has granted a power of attorney that is currently in effect with respect to any Tax matters.

(d) All material amounts of Tax required to be withheld by the Company and its Subsidiaries have been or will be timely withheld and paid over to the appropriate Tax authority.

(e) No deficiency for any material amount of Tax has been asserted or assessed by any Governmental Authority in writing against the Company or any of its Subsidiaries (or, to the Knowledge of the Company, has been threatened or proposed), except for deficiencies which have been satisfied by payment, settled or been withdrawn or which are being contested in good faith and are Taxes for which the Company or the appropriate Subsidiary has set aside adequate reserves in accordance with GAAP. As of the Effective Date, no audit or other proceeding by any Governmental Authority is pending or threatened in writing with respect to any Taxes due from or with respect to the Company or any of its Subsidiaries.

(f) There are no Tax indemnification, allocation or sharing agreements (or similar agreements) under which the Company or any of its Subsidiaries could be liable for the Tax liability of an entity that is neither the Company nor any of its Subsidiaries, other than any such agreements that are pursuant to customary commercial contracts not primarily related to Taxes. Neither the Company nor any Subsidiary has any liability under Treas. Reg. § 1.1502-6 (or under any comparable provision of state, local, or foreign law) for the Taxes of any person other than the Company and its Subsidiaries. There are no Liens for Taxes (other than Permitted Liens) outstanding against any assets of the Company or any Subsidiary.

(g) Neither the Company nor any of its Subsidiaries is participating or has participated in a “reportable transaction” within the meaning of Treas. Reg. § 1.6011-4.

(h) Neither the Company nor any Subsidiary is, or has been at any time within the five years preceding the Closing Date, a “United States real property holding corporation” within the meaning of Section 897(c) of the Code.

(i) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (1) change in method of accounting for a Tax period ending on or prior to the Closing Date; (2) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law) executed on or prior to the Closing Date; (3) deferred intercompany gain or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law); or (4) election under Section 108(i) of the Code made on or prior to the Closing Date.

(j) None of the Company’s Subsidiaries that is organized under the laws of a country other than the United States (1) has an investment in United States property within the meaning of Section 956 of the Code, (2) is engaged in a United States trade or business for U.S. federal income tax purposes, (3) is a passive foreign investment company within the meaning of Section 1297 of the Code, (4) is a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or is treated as a U.S. corporation under Section 7874(b) of the Code, or (5) has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(k) Neither the Company nor any Subsidiary (1) has applied for any Tax ruling, (2) has entered into a closing agreement or advance pricing agreement with any Tax Authority during the last three years; (3) has participated in an international boycott within the meaning of Section 999 of the Code, (4) has entered into any gain recognition agreement under Section 367 of the Code, or (5) during the last two years, has distributed shares of another Person, or has had shares of its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

3.17 Insurance. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company and its Subsidiaries maintain, or are entitled to the benefits of, insurance covering their properties, operations, personnel and businesses against such Losses and risks customarily insured against by companies in similar lines of business as the Company and its Subsidiaries.

3.18 Real Property. Schedule 3.18 lists, as of the Effective Date, all Owned Real Property of the Company and its Subsidiaries. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, the Company or one of its Subsidiaries has good and marketable fee simple title to all such Owned Real Property, subject only to Permitted Liens. Each of the Company or one of its Subsidiaries has a valid and subsisting leasehold estate in all Leased Real Property of the Company and its Subsidiaries identified on Schedule 3.13(a), subject only to Permitted Liens.

3.19 Intellectual Property. (a) Schedule 3.19(a) lists each material patent, registered trademark, registered service mark or trade name and registered copyright owned by the Company or any of its Subsidiaries as of the Effective Date for which applications have been filed or registrations or patents have been obtained as of the Effective Date. The Company or one of its Subsidiaries owns, or has the valid right to use pursuant to license, sublicense, agreement or permission, all Intellectual Property that is reasonably necessary in connection with the operation of the business of the Company and its Subsidiaries, as presently conducted, except where the failure to have such rights would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, the Company and its Subsidiaries are not interfering with, infringing upon, misappropriating or otherwise violating any Intellectual Property of any Person in any material respect, and as of the Effective Date, the Company and its Subsidiaries have not received from any Person in the past 12 months any written notice, charge, complaint, claim or other written assertion of any present, impending or threatened infringement or violation by or misappropriation of, or other conflict with, any Intellectual Property of any Person. To the Knowledge of the Company, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, no third party infringes, misappropriates or violates any Intellectual Property rights owned or exclusively licensed by or to the Company or any of its Subsidiaries.

3.20 Environmental Laws and Regulations. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (a) the Company and its Subsidiaries have conducted their respective businesses in compliance with all applicable Environmental Laws, (b) since January 1, 2010, neither the Company nor any of its Subsidiaries has received any written notices, demand letters or requests for information from any Governmental Authority indicating that the Company or any of its Subsidiaries may be in violation of, or liable under, any applicable Environmental Law, (c) no Hazardous Substance has been disposed of, released or transported in violation of any applicable Environmental Law, or in a manner giving rise to any liability under Environmental Law (including remedial obligations and corrective action requirements), by the Company or any of its Subsidiaries or from any properties owned by the Company or any of its Subsidiaries as a result of any activity of the Company or any of its Subsidiaries, and (d) neither the Company, its Subsidiaries nor any of their respective properties are, or, to the Company’s Knowledge, threatened to become, subject to any liabilities relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or written claim asserted or arising under any applicable Environmental Law. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, the Company has not assumed, undertaken, provided an indemnity with respect to, or otherwise become subject to, material liability of any other Person relating to Environmental Laws. Notwithstanding any other representation or warranty in this Article III, the representations and warranties in this Section 3.20 constitute the sole representations and warranties relating to any Environmental Law or Hazardous Substances.

3.21 Information Statement. The Information Statement will not at the time of the Company Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent, Buyer or Merger Sub. The Information Statement will comply as to form in all material respects with applicable Law at the time of the Company Meeting, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent, Buyer or Merger Sub. The letter to Shareholders, notice of meeting, notice of dissenters’ rights and the information statement to be distributed to Shareholders in connection with the Merger are collectively referred to in this Agreement as the “Information Statement.”

3.22 Required Vote of Shareholders Under Applicable Law. The affirmative vote of (a) the holders of shares of Company Common Stock entitling them to exercise a majority of the voting power of the Company, (b) the holders of issued and outstanding Common Shares, voting together as a single class, entitling them to exercise a majority of the voting power of such class, and (c) the holders of issued and outstanding Class C Shares, voting together as a single class, entitling them to exercise a majority of the voting power of such class, are the only votes of holders of securities of the Company that are required to adopt this Agreement under applicable Law and the Company’s governing documents (the “Company Shareholder Approval”).

3.23 State Takeover Statutes. The Board of Directors of the Company has taken all actions to ensure that the “moratorium”, “fair price”, “control share acquisition” or other similar anti-takeover provisions of the OGCL or similar Laws of any jurisdiction and any anti-takeover or similar provisions contained in the governing documents of the Company and its Subsidiaries do not, and will not, apply to the Transactions.

3.24 Transactions with Affiliates. Schedule 3.24 lists all Contracts between or among the Company and/or any of its Subsidiaries, on the one hand, and any holder of any equity interest in the Company or any of their respective controlled Affiliates, on the other hand.

3.25 Brokers’ Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by the Company, any of its Subsidiaries or any of their Affiliates, except for J.P. Morgan Securities LLC.

3.26 Company Operations. The Company has not carried on any business or conducted any operations other than acting as a holding company for ERICO International and its Subsidiaries.

3.27 No Additional Representation or Warranties. Except as provided in this Article III, (a) neither the Company nor any of its Affiliates, nor any of its respective directors, officers, Affiliates, employees, stockholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to Parent, Buyer or Merger Sub or their Affiliates and (b) no such Person will be liable in respect of the accuracy or completeness of any information provided to Parent, Buyer or Merger Sub or their Affiliates, including, in the case of clauses (a) and (b), in respect of any forecasts or projections of future business, results of operations or prospects. All such other representations and warranties are expressly disclaimed by the Company.

IV. REPRESENTATIONS AND WARRANTIES OF PARENT AND BUYER

Parent and Buyer, jointly and severally, represent and warrant to the Company as of the date hereof as follows:

4.1 Corporate Organization. Each of Parent, Buyer and Merger Sub has been duly incorporated and is validly existing as a corporation in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own or lease its properties and to conduct its business as it is now being conducted. Each of Parent, Buyer and Merger Sub is duly licensed or qualified and in good standing as a foreign corporation in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to materially impair the ability of Parent, Buyer or Merger Sub to enter into this Agreement or timely consummate the Transactions. Merger Sub is a direct, wholly owned Subsidiary of Buyer. Since its date of incorporation, Merger Sub has not carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

4.2 Due Authorization. Each of Parent, Buyer and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and to perform all obligations to be performed by it hereunder and to consummate the Transactions. The execution and delivery of this Agreement and the consummation of the Transactions have been duly and validly authorized and approved by the Board of Directors of Parent, Buyer and Merger Sub, and no other corporate proceeding on the part of Parent, Buyer or Merger Sub is necessary to authorize this Agreement (other than the adoption of this Agreement by Buyer in its capacity as the sole stockholder of Merger Sub, which adoption will occur immediately following execution of this Agreement). This Agreement has been duly and validly executed and delivered by each of Parent, Buyer and Merger Sub and constitutes a legal, valid and binding obligation of each of Parent, Buyer and Merger Sub, enforceable against Parent, Buyer and Merger Sub in accordance with its terms, subject in each case to the Bankruptcy Exception.

4.3 No Conflict. Subject to the receipt of the Authorizations and other requirements set forth in Section 4.5, the execution and delivery of this Agreement by Parent, Buyer and Merger Sub and the consummation of the Transactions do not and will not (a) violate any provision of, or result in the breach of the articles of incorporation, code of regulations or other organizational documents of Parent, Buyer or any Subsidiary of Buyer (including Merger Sub), (b) violate any Contract to which Parent, Buyer or any Subsidiary of Buyer (including Merger Sub) is a party or by which Parent, Buyer or any Subsidiary of Buyer (including Merger Sub) may be bound, or terminate or result in the termination of any such Contract, or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Parent, Buyer or any Subsidiary of Buyer (including Merger Sub) or constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, termination or creation of a Lien or result in a violation or revocation of any required Authorization, or (c) conflict with or violate any Law applicable to Parent, Buyer or Merger Sub or any of their respective properties or assets or any Governmental Order to which such Person’s respective properties or assets are subject, except to the extent that the occurrence of the foregoing would not, individually or in the aggregate, reasonably be expected to materially impair the ability of Parent, Buyer or Merger Sub to enter into this Agreement or timely consummate the Transactions.

4.4 Litigation and Proceedings. There are no pending or, to the Knowledge of Parent and Buyer, threatened, Actions at Law or in equity, or, to the Knowledge of Parent and Buyer, investigations, before or by any Governmental Authority against Parent, Buyer or Merger Sub which, if determined adversely, would, individually or in the aggregate, reasonably be expected to materially impair the ability of Parent, Buyer or Merger Sub to enter into this Agreement or timely consummate the Transactions.

4.5 Governmental Authorities; Consents. Assuming the accuracy of the representations and warranties of the Company contained in this Agreement, no Authorization of, or designation, declaration or filing with, any Governmental Authority or other Person is required on the part of Parent, Buyer or Merger Sub with respect to Parent, Buyer or Merger Sub’s execution or delivery of this Agreement or the consummation of the Transactions, except for (a) applicable requirements of the HSR Act and the German Act Against Restraints of Competition (b) any Authorizations, designations, declarations or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to materially impair the ability of Parent, Buyer or Merger Sub to enter into this Agreement or timely consummate the Transactions or (c) the filing of the Certificate of Merger in accordance with the OGCL.

4.6 Financial Ability. Parent, Buyer and Merger Sub will have at the Closing cash on hand and undrawn amounts available under credit facilities necessary to consummate the Transactions and apply the amounts required to be paid by Buyer as contemplated by this Agreement. None of Parent, Buyer or Merger Sub has incurred or will incur prior to the Effective Time any obligation, commitment, restriction or liability of any kind, and is not contemplating or aware of any obligation, commitment, restriction or liability of any kind, in either case which would reasonably be expected to materially impair the ability of Parent, Buyer or Merger Sub to timely consummate the

Transactions. Parent has delivered to the Company, as of the date hereof, true, complete and accurate copies of an executed commitment letter and an executed arranger fee letter (redacted in a manner reasonably acceptable to the arrangers party thereto), each dated the date hereof, among Parent, an indirect wholly owned subsidiary of Parent party thereto (“Finance Sub”) and the financial institutions party thereto, providing for the debt financing described therein (being collectively referred to as the “Financing”) (the “Financing Commitments”), it being understood that Parent hereby informs the Company of the confidential nature of the Financing Commitments. The Financing Commitments are in full force and effect as of the date hereof, and are legal, valid and binding obligations of Parent, Finance Sub, and, to the Knowledge of Parent, each of the other parties thereto. As of the date hereof, (a) no amendment or modification of the Financing Commitments has been made or is contemplated and (b) the respective commitments contained in the Financing Commitments have not been withdrawn, terminated or rescinded in any respect. Parent or Finance Sub has fully paid any and all commitment fees or other fees in connection with the Financing Commitments that are payable on or prior to the date hereof. As of the date hereof, there are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as expressly set forth in or expressly contemplated by the Financing Commitments. As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of Parent or Finance Sub or, to the Knowledge of Parent, any other party thereto, under the Financing Commitments, provided that Parent is not making any representation or warranty regarding the effect of any inaccuracy of the representations and warranties in Article III or breach by the Company of any of its covenants hereunder. As of the date of this Agreement, Parent does not have any reason to believe that any of the conditions to the Financing will not be satisfied or that the Financing will not be available to Parent or Finance Sub as of the Effective Time, provided that Parent is not making any representation regarding the accuracy of the representations and warranties set forth in Article III, or compliance by the Company with its covenants hereunder. As of the date of this Agreement, there are no side letters or other Contracts to which Parent or any of its Affiliates is a party related to the funding or investing, as applicable, of the full amount of the Financing other than (1) as expressly set forth in the Financing Commitments, (2) any customary engagement letter(s) and/or non-disclosure agreements(s), and (3) any letter or other Contract that does not impact the conditionality, availability or aggregate amount of the Financing. For the avoidance of doubt, Parent’s and Buyer’s obligations under this Agreement are not subject to any conditions regarding Parent’s, Buyer’s, their Affiliates’ or any other Person’s ability to obtain financing, including the Financing, for the consummation of the Transactions.

4.7 Information Statement; Other Information. None of the information supplied or to be supplied by Parent, Buyer or Merger Sub in writing for inclusion or incorporation by reference in the Information Statement will at the time of the Company Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not misleading.

4.8 Brokers’ Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by Parent, Buyer or any of their Affiliates, except for Goldman, Sachs & Co.

4.9 Solvency; Surviving Corporation After the Merger. None of Parent, Buyer or Merger Sub is entering into this Agreement or the Transactions with the intent to hinder, delay or defraud either present or future creditors. After giving effect to the Merger, at and immediately after the Effective Time, each of Parent, Buyer and the Surviving Corporation (assuming the solvency of the Company immediately prior to the Effective Time) and their respective Subsidiaries will be solvent and will have adequate capital and liquidity with which to engage in its business.

4.10 No Outside Reliance. Notwithstanding anything contained in this Article IV or any other provision hereof, each of Parent, Buyer and Merger Sub acknowledge and agree that neither the Company nor any of its Affiliates, agents or representatives is making any representation or warranty whatsoever, express or implied (including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company or any of its Subsidiaries), beyond those expressly given in Article III. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions regarding the Company or any of its Subsidiaries, as well as any information, documents or other materials made available to Parent, Buyer or any of their Affiliates or advisors are not and will not be deemed to be representations or warranties of the Company, and each of Parent, Buyer and Merger Sub acknowledge that Parent and Buyer, together with their Affiliates and advisors, have made their own investigation of the Company and its Subsidiaries and are not relying on any implied warranties or upon any representation or warranty whatsoever as to the prospects (financial or otherwise) or the viability or likelihood of success of the business of the Company and its Subsidiaries as conducted after the Closing, as contained in any materials provided or made available by the Company or any of its Affiliates or any of their respective directors, officers, employees, shareholders, partners, members or representatives or otherwise. Except as otherwise expressly set forth in this Agreement, each of Parent and Buyer understands and agrees that any inventory, equipment, vehicles, assets, properties and business of the Company and its Subsidiaries are furnished “as is,” “where is” and subject to the representations and warranties contained in Article III, with all faults and without any other representation or warranty of any nature whatsoever.

4.11 Acquisition for Investment. Each of Parent and Buyer has such knowledge and experience in financial and business matters such that it is capable of evaluating the merits and risks of its participation in the Merger. Buyer is acquiring the capital stock of the Surviving Corporation for investment and not with a view toward or for sale in connection with any distribution thereof, or with any present intention of distributing or selling capital stock of the Surviving Corporation. Buyer understands and agrees that capital stock of the Surviving Corporation may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the 1933 Act, except pursuant to an exemption from such registration available under such Act, and without compliance with state, local and foreign securities Laws, in each case, to the extent applicable.

V. COVENANTS

5.1 Conduct of Business. (a) From the Effective Date through the Closing, the Company will, and will cause its Subsidiaries to, except as contemplated by this Agreement or as consented to by Buyer in writing (which consent may not be unreasonably conditioned, withheld, delayed or denied), operate its business in the ordinary course consistent in all material respects with past practice. To the extent consistent therewith, the Company will, and will cause each of its Subsidiaries to, use its commercially reasonable efforts to preserve substantially intact its and its Subsidiaries’ business organization, to keep available the services of its and its Subsidiaries’ current officers and employees, to preserve its and its Subsidiaries’ present relationships with customers, suppliers, distributors, licensors, licensees and other Persons having business relationships with it.

(b) Without limiting the generality of the foregoing, except as set forth on Schedule 5.1 or as consented to by Buyer in writing (which consent may not be unreasonably conditioned, withheld, delayed or denied except as to Sections 5.1(b)(i)-(v)), the Company will not, and the Company will cause its Subsidiaries not to, except as otherwise contemplated by this Agreement:

(i) amend the articles of incorporation, code of regulations or other organizational documents of the Company or any of its Subsidiaries, except as required by Law;

(ii) split, combine or reclassify any of its capital stock or authorize the issuance of securities in lieu of or in substitution for shares of its capital stock;

(iii) issue any warrants, options or other rights to purchase shares of its capital stock or any securities convertible into shares of its capital stock;

(iv) make any distribution to Shareholders;

(v) redeem or repurchase any portion of any equity interest in the Company or any Subsidiary;

(vi) sell, assign, transfer, convey, lease or otherwise dispose of any material assets or properties, except in the ordinary course of business;

(vii) (A) except as otherwise required by Law or existing Employee Plans, take any action with respect to the grant of any severance or termination pay (other than pursuant to policies or agreements of the Company or any of its Subsidiaries in effect on the Effective Date) which will become due and payable after the Closing Date to any employee or any director of the Company, or (B) except in the ordinary course of business, adopt, enter into or materially amend any Employee Plan;

(viii) acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all of the stock or assets of, any corporation, partnership, association, joint venture or other business organization or division thereof;

(ix) make any material loans or material advances to any officer who is also a Shareholder or any director of the Company, except for advances for expenses;

(x) make or change any election, change an annual accounting period or adopt or change any accounting method (other than as required by GAAP or applicable Law), file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to the Company or any Subsidiary, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company or any Subsidiary, if such election, adoption, change, amendment, agreement, settlement, surrender, consent, or other action would have the effect of materially increasing the Tax liability of the Company or any Subsidiary, or decreasing any Tax attribute of the Company or any Subsidiary existing on the Closing Date;

(xi) (A) make any material loans, advances or capital contributions to any other Person, other than (1) loans, advances or capital contributions by the Company to one or more of its wholly-owned Subsidiaries or by any Subsidiary of the Company to the Company or any wholly-owned Subsidiary of the Company or (2) extensions of loans or advances in the ordinary course of business consistent with past practice, (B) incur, assume, guarantee or repurchase any indebtedness for borrowed money (or obtain any commitment(s) therefor) other than pursuant to the Company’s existing credit facilities as of the Effective Date or (C) create or incur any Lien, except for a Permitted Lien, on any material asset;

(xii) institute, settle or compromise any Actions pending or threatened before any arbitrator, court or other Governmental Authority involving the payment after the Effective Time of monetary damages by the Company or any of its Subsidiaries of any uninsured amount exceeding $100,000 in the aggregate; or

(xiii) enter into any agreement, or otherwise become obligated, to do any action prohibited under this Section 5.1(b).

5.2 Access to Information. (a) Prior to the Closing, the Company will, and will cause its Subsidiaries to, afford to Buyer and its accountants, counsel and other representatives reasonable access, during normal business hours, in such manner as to not interfere with normal operation of the Company and its Subsidiaries, to all of their respective properties, books, Contracts, personnel records and other information concerning its Subsidiaries, properties and personnel as Buyer may reasonably request. Notwithstanding the foregoing, none of the Company, its Subsidiaries nor any of their Affiliates is under any obligation to disclose to Buyer any information the disclosure of which (i) is restricted by applicable Law or any obligations to any third party or (ii) is subject to attorney-client privilege. Buyer and its representatives will not have access to employment records of individual employees of the Company or its Subsidiaries prior to the Closing except on such terms as may be agreed by the Company and Buyer in order to protect confidential information and ensure compliance with all applicable Laws and the Company’s policies. Any investigation pursuant to this Section 5.2 will be conducted in such manner as not to unreasonably interfere with the conduct of the business of the Company or its Subsidiaries.

(b) Following the Closing, Buyer will, and will cause the Surviving Corporation to, give any Person (together with their Affiliates and any of their respective trusts or other estate planning vehicles) owning, prior to the Closing, at least 10% of the outstanding Company Common Shares reasonable access during the Surviving Corporation’s regular business hours upon reasonable advance notice and under reasonable circumstances to books, records and personnel of the Surviving Corporation for personal tax and legal compliance purposes or as otherwise may be necessary to exercise any of its rights or obligations under this Agreement, including in connection with any Actions under Article VIII. Notwithstanding the foregoing, neither Buyer nor the Surviving Corporation is under any obligation to disclose to any such Person (or their Affiliates or any of their respective trusts or other estate planning vehicles) any information the disclosure of which (i) is restricted by applicable Law or any obligations to any third party or (ii) is subject to attorney-client privilege.

5.3 Reasonable Efforts. Without limiting any other covenant contained in this Article V, Buyer and the Company will, and will each cause their respective Subsidiaries to (a) use commercially reasonable efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all Authorizations of any Governmental Authority required to be obtained in connection with the Transactions, (b) use commercially reasonable efforts to obtain all material Authorizations of third parties that any of Buyer, the Company or their respective Affiliates are required to obtain in order to consummate the Transactions, and (c) take such other action as may reasonably be necessary or as another Party may reasonably request to satisfy the conditions of Article VI or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable. Notwithstanding the foregoing, in no event will the Company or any of its Subsidiaries be obligated to bear any material expense or pay any material fee or grant any material concession in connection with obtaining any Authorizations required in order to consummate the Merger pursuant to the terms of any Contract to which the Company or any of its Subsidiaries is a party.

5.4 Antitrust Approvals. (a) Each of Parent, Buyer and the Company will (i) make or cause to be made all filings required of it or its Affiliates under the Antitrust

Laws with respect to the Transactions as promptly as practicable and, in any event, within five Business Days from the Effective Date, (ii) comply at the earliest practicable date with any request under the Antitrust Laws for additional information, documents or other materials received by it or its Affiliates from any Governmental Authority in respect of such filings or the Transactions, and (iii) cooperate with the other in connection with any such filing and in connection with resolving any investigation or other inquiry of any Governmental Authority under any Antitrust Law with respect to any such filing or the Transactions. Each of Parent, Buyer and the Company will use its best efforts to furnish to the other all information required for any application or other filing to be made pursuant to any applicable Law in connection with the Transactions and promptly inform the other of any oral communication with, and provide copies of written communications with, any Governmental Authority regarding any such filings or the Transactions. No Party will independently participate in any scheduled meeting or teleconference with any Governmental Authority in respect of any such filing, investigation or other inquiry without giving the other Party prior notice of the meeting and, to the extent permitted by such Governmental Authority, the opportunity to attend and participate in such meeting. Notwithstanding anything to the contrary in this Agreement, Parent will have the right to direct all discussions, matters, proceedings and negotiations with any Governmental Authority or other Person regarding any of the Transactions, provided that it will keep the Company informed and will afford the Company a reasonable opportunity to participate therein.

(b) Without limiting the generality or effect of Sections 5.2 or 5.3 or any other provision hereof, each of Parent, Buyer and the Company will take any and all steps necessary to eliminate each and every impediment under any Antitrust Law that may be asserted by any Governmental Authority to the extent required to permit the Parties to close the Transactions as promptly as reasonably practical, including proposing, negotiating, committing to and effecting, by consent decree, hold separate orders or otherwise, the sale, divestiture or disposition of any of its assets, properties or businesses or of the assets, properties or businesses to be acquired by it pursuant to this Agreement as are required to be divested or such other actions as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding, which would otherwise have the effect of preventing the consummation of the Transactions. In addition, each of Parent, Buyer and Merger Sub will use its respective best efforts to defend through litigation on the merits any claim asserted in court by any Person in order to avoid entry of, or to have vacated or terminated, any Governmental Order (whether temporary, preliminary or permanent) that would prevent the consummation of the Closing.

(c) Subject to the provisions of Section 5.4, Parent will have the right, exercised in good faith, to determine the scope of undertakings required to be taken in order to meet the obligations of Sections 5.3 and 5.4, provided that nothing in this sentence limits the covenants in Section 5.4(b) of this Agreement. With regard to the obligations under Section 5.4, but subject to Section 5.4(b), Parent, Buyer and Merger Sub will have the right to take (or decline to take) any and all steps or actions they choose in order to avoid or to minimize the extent or effect of any divestiture, restriction, condition or other relief that may be sought in relation to the Transactions, and the

Company will, and will cause its Affiliates, to reasonably cooperate with and reasonably assist Parent with regard to the foregoing, including defending through litigation on the merits any claim arising under Antitrust Laws. Further, nothing in this Agreement will require, or be construed to require, that Parent, Buyer or Merger Sub become subject to, or consent or agree to any requirement, condition, understanding, agreement or Governmental Order relating to Antitrust Laws the consummation or effectiveness of which is not conditioned upon the Closing or that would be binding on Parent, Buyer or Merger Sub in the event that the Closing does not occur. With regard to any Governmental Authority or any Action relating to Antitrust Laws regarding any of the Transactions, neither Company or any of its Affiliates, without Parent’s advance written consent, will propose to any Governmental Authority or commit to any divestiture or consent decree, discuss or commit to alter their businesses or commercial practices in any way, or otherwise take or commit to take any action that would limit Parent’s or Buyer’s freedom of action with respect to any aspect of the Company after Closing, Parent’s or Buyer’s ability to retain any assets, licenses, operations, rights, product lines, businesses or interest therein that are part of the Company, or Parent’s or Buyer’s ability to receive the full benefits of the Transactions.

(d) Buyer will be solely responsible for and pay all filing fees payable to Governmental Authorities under any Antitrust Law.

5.5 Indemnification and Insurance. (a) In the event of any threatened or actual Action, whether civil, criminal or administrative, including any such Action in which any Person who is now, or has been at any time prior to the Effective Date, or who becomes prior to the Effective Time, a director, officer, employee or agent of the Company or any of its Subsidiaries, or who is or was serving at the request of the Company or any of its Subsidiaries as a director, officer, employee, agent, trustee or fiduciary of another Person, is, or is threatened to be, made a party or witness based in whole or in part on, or arising in whole or in part out of, or pertaining in whole or in part to (i) the fact that such Person is serving or did serve in any such capacity or (ii) acts or omissions by such Person in the Person’s capacity as a director, officer, employee or agent of the Company or any of its Subsidiaries or taken at the request of the Company or any of its Subsidiaries (including in connection with serving at the request of the Company or its Subsidiaries as a director, officer, employee, agent, trustee or fiduciary of another Person), in each case under (i) and (ii), at, or at any time prior to, the Effective Time (including in connection with this Agreement and the Transactions), Parent, the Surviving Corporation and Buyer will, jointly and severally, indemnify, defend and hold harmless, as and to the fullest extent permitted or required by applicable Law, and in addition to and separately from indemnification anticipated to be provided by the organizational documents of Parent, the Surviving Corporation, Buyer or its Subsidiaries, and any indemnity agreements applicable to any such indemnitee, against any Losses (including reimbursement for legal and other fees and expenses incurred in advance of the final disposition of any such matter or investigation to each indemnitee to the fullest extent permitted by applicable Law).

(b) For a period of six years from the Effective Time, Parent and Buyer will cause the Surviving Corporation to maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by the Company’s or any of its Subsidiaries’ directors’ and officers’ liability insurance policies on terms not materially less favorable than the terms of such current insurance coverage, except that if any claim is asserted or made within such six-year period, such insurance will be continued in respect of such claim until the final disposition thereof; provided, however that in no event will the Parent, Buyer or the Surviving Corporation be required to expend an annual premium for such coverage in excess of 250% of the last annual premium paid by the Company for such insurance prior to the date of this Agreement, which last annual premium amount is set forth in Schedule 5.5(b), but in such case will purchase as much coverage as reasonably practicable for such amount.

(c) The provisions of this Section 5.5 will survive the Closing and are intended to be for the benefit of, and will be enforceable by, each indemnified Person hereunder and its successors and representatives. The rights of the indemnified Persons under this Section 5.5 will be in addition to any rights such Persons may have under the organizational or indemnification documents of Parent, Buyer, the Company or any of its Subsidiaries, by contract or by Law.

(d) The obligations under this Section 5.5 will not be terminated or modified by Parent, Buyer or the Surviving Corporation in a manner as to adversely affect any indemnified Person to whom this Section 5.5 applies without the consent of the affected indemnified Person. In the event that any of Parent, Buyer or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Persons or (ii) transfers 50% or more of its properties or assets to any Person, then and in each case, proper provision will be made so that the applicable successors and assigns or transferees assume the obligations set forth in this Section 5.5.

5.6 Employment Matters. (a) For a period of no less than two years following the Closing Date, Buyer will cause the Surviving Corporation to continue to provide the employees of the Company and its Subsidiaries as of the Closing Date with salary, wages, cash bonus opportunities, and commission rates, if applicable, and benefits which in the aggregate are at least substantially comparable to those salary, wages, cash bonus opportunities, and commission rates, if applicable, and benefits provided prior to the Closing Date by the Company and its Subsidiaries taken as a whole. This Section 5.6 will not limit the obligation of the Surviving Corporation to maintain any Employee Plan that, pursuant to an existing Contract, must be maintained for a period longer than two years. No provision of this Agreement will be construed as a guarantee of continued employment of any employee of the Company or any of its Subsidiaries, and this Agreement will not be construed so as to prohibit the Surviving Corporation or any of its Subsidiaries from having the right to terminate the employment of any employee of the Surviving Corporation or any of its Subsidiaries.

(b) For a period of two years following the Closing Date, any employee of the Company or its Subsidiaries as of the Closing Date whose employment is terminated after Closing will be entitled to severance in accordance with the past practices of the Company and its Subsidiaries prior to the Closing, which practices are described on Schedule 5.6(b).

(c) Each employee of the Company and its Subsidiaries as of the Effective Date will be credited with his or her years of service with the Company and its Subsidiaries (and any predecessor entities thereof) before the Closing Date under any employee benefit plan of Parent, Buyer and its Subsidiaries providing benefits similar to those provided under an Employee Plan to the same extent as such employee was entitled, before the Closing Date, to credit for such service under such Employee Plan. With respect to the calendar year in which Parent or Buyer ceases to maintain any particular Employee Plan, each employee will be given credit for amounts paid under such Employee Plan for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the parallel plan, program or arrangement of Parent, Buyer or its Subsidiaries.

5.7 Public Announcements. The initial press release announcing this Agreement will be in substantially the form previously agreed to by representatives of the Parties. Thereafter, no Party will issue any press release or otherwise make any similar public announcement with respect to the Transactions, without giving the other Party the reasonable opportunity to review and comment on any such release or announcement, but only to the extent any such disclosure is materially inconsistent with any disclosure previously made available to the other Party, except that any Party may make any public disclosure it believes in good faith is required by Law, legal process or the rules and regulations of any national securities exchange, in which case it will, if reasonably practicable in the circumstances, use its reasonable efforts to consult with the other Party with respect to the timing and content thereof.

5.8 No Solicitation; Exclusivity. From the Effective Date until the Closing Date, the Company will not, and will direct its Affiliates, directors, officers, agents and other representatives acting on its behalf or at the direction of the Company not to, directly or indirectly through another Person, initiate, authorize or knowingly permit any contact with, solicit, knowingly encourage or enter into or continue any negotiations, understandings or agreements with any third party with respect to or in connection with, or furnish or disclose any non-public information regarding the Company or its Subsidiaries to any third party in connection with, any merger, consolidation, share exchange, recapitalization, other business combination or asset sale transaction or any other similar transaction that is inconsistent with the Transactions involving the Company or any of its Subsidiaries, in each case other than the Transactions (each, a “Competing Transaction”). The Company will, and will cause its Subsidiaries to cease immediately and cause to be terminated, and will not authorize or knowingly permit any of its or their representatives to continue, any and all existing activities, discussions or negotiations, if any, with any third party conducted prior to the date hereof with respect to any Competing Transaction. If the Company, any of its Affiliates or Subsidiaries receives any inquiry from any Person or entity other than Parent, Buyer or Merger Sub relating to any Competing Transaction or any of the actions prohibited by this Section 5.8, then the Company will promptly provide Parent or Buyer with written notice, including the identity of the Person or entity seeking such discussions or negotiations, making such inquiry or proposal or requesting such information and a summary in reasonable detail of the material terms, conditions and other content of such discussions, negotiations, inquiries, proposals and requests.

5.9 Disclosure Schedule. The Company may, at its option, include in the Disclosure Schedule items that are not material in order to avoid any misunderstanding, and such inclusion, or any references to dollar amounts, will not be deemed to be an acknowledgement or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement. Information disclosed in any Disclosure Schedule delivered by the Company will qualify any representation, warranty, covenant or agreement in this Agreement to the extent that the relevance or applicability of the information disclosed to the representation, warranty, covenant or agreement is reasonably apparent on its face, notwithstanding the absence of a reference or cross-reference to such representation, warranty, covenant or agreement on any such Disclosure Schedule or the absence of a reference or cross-reference to such Disclosure Schedule in such representation, warranty, covenant or agreement. Descriptions of terms or documents summarized in the Disclosure Schedule will be qualified in their entirety by the documents themselves.

5.10 Company Shareholder Approval. (a) As promptly as practicable following the Effective Date, the Company will prepare the Information Statement. Buyer and the Company will cooperate with each other in connection with the preparation of the Information Statement, which cooperation will include Buyer’s right to review and provide comments on the Information Statement and to have its reasonable comments included therein. The Company will use its reasonable best efforts to cause the Information Statement to be delivered to the Shareholders as promptly as practicable, but in any event no later than 10 days after the Effective Date. Notwithstanding the foregoing, the Company assumes no responsibility with respect to information supplied in writing by or on behalf of Parent, Buyer or Merger Sub for inclusion or incorporation by reference in the Information Statement. If at any time prior to the Company Meeting, any information should be discovered by any Party which should be set forth in an amendment or supplement to the Information Statement so that the Information Statement would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the Party which discovers such information will promptly notify the other Parties and, to the extent required by applicable Law, an appropriate amendment or supplement describing such information will be promptly disseminated by the Company to the Shareholders.

(b) The Company will take all action necessary in accordance with the OGCL and its Articles and Regulations to duly call, give notice of, convene and hold a meeting of its Shareholders as promptly as practicable, but in any event no later than 30 days after the Effective Date, for the purpose of obtaining the Company Shareholder Approval (such meeting or any adjournment or postponement thereof, the “Company Meeting”). Once the Company Meeting has been called and noticed, the Company will not postpone or adjourn the Company Meeting without the consent of Parent, Buyer or Merger Sub (other than (a) in order to obtain a quorum of its stockholders or (b) as reasonably determined by the Company to comply with applicable Law).

5.11 Takeover Statute. If any “fair price,” “moratorium,” “control share acquisition” or other form of anti-takeover statute or regulation becomes applicable to the Merger or the other transactions contemplated by this Agreement, each of the Company and Buyer and the members of their respective Boards of Directors will grant such approvals and take such actions as are reasonably necessary so that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated in this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on the Merger and the other transactions contemplated hereby.

5.12 Company Transaction Expenses. In connection with the Closing, the Company will provide to Buyer written confirmation from each Company Professional Advisor that the Company has paid all fees and expenses of such Company Professional Advisor (but not indemnity obligations) outstanding through the Closing.

5.13 Financing Matters. (a) Prior to the Closing, the Company will, and will cause its Subsidiaries to, at the sole expense of Buyer, use its and their commercially reasonable efforts to cooperate in good faith to provide such information to Buyer as it reasonably requests in connection with the arrangement of any Financing and with respect to any existing financing of Buyer and its Affiliates in connection with the Transactions (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries). Without limiting the generality of the foregoing sentence, prior to the Closing, the Company will, and will cause its Subsidiaries to, at the sole expense of Buyer, use its and their commercially reasonable efforts to: (i) as promptly as reasonably practicable provide information (financial or otherwise) relating to the Company and its Subsidiaries to the Financing Sources (including information to be used in the preparation of an information package regarding the business, operations and financial projections of Parent and the Company customary or reasonably necessary for the completion of any Financing) to the extent reasonably requested by Buyer to prepare customary offering or information documents to be used for the completion of any Financing, and otherwise provide customary information, documents, authorization letters and certificates, enter into agreements and take other actions that are or may be customary in connection with any Financing and are reasonably requested by Buyer (including all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations); (ii) reasonably cooperate with the marketing efforts of Buyer, its Affiliates and the Financing Sources, including participating in a reasonable number of meetings, due diligence sessions and road shows, at times and at locations reasonably acceptable to the Company, (iii) reasonably assist in preparing customary offering memoranda, rating agency presentations, lender presentations, private placement memoranda, prospectuses and other similar documents, (iv) make available, on a customary and reasonable basis and upon reasonable notice, appropriate personnel, documents and information relating to the Company and its Subsidiaries, in each case, as may be reasonably requested by Buyer or as may be requested by the Securities and Exchange Commission (the “SEC”) in connection with the completion of any Financing, (v) obtain customary financing accountants’ comfort letters and consents of accountants for use of their reports in any materials relating to any Financing and in connection with any filings required to be made by Buyer and/or its Affiliates pursuant to the Securities Act of 1933 (the “1933 Act”) or the Securities Exchange Act of 1934 (the “1934 Act”) (including any registration statement), (vi) subject to customary confidentiality provisions, provide customary authorization letters to the Financing Sources authorizing the distribution of information to prospective lenders or investors, and (vii) obtain customary pay-off letters and provide notices of prepayment with respect to Funded Debt that will be repaid pursuant to Section 2.2(b) and obtain instruments of release, termination and discharge of all Liens on assets of the Company and its Subsidiaries related to such Funded Debt effective as of the Closing (all of which will be in form and substance reasonably acceptable to Parent, and the Company will permit Parent and its representatives to review and comment on any such documentation reasonably in advance of the execution and delivery thereof). Notwithstanding the foregoing, (A) neither the Company nor any of its Subsidiaries will be required to pay any commitment or other similar fee or incur prior to the Closing any other liability or obligation in connection with any Financing or any of the actions contemplated by this Section 5.13 and (B) none of the Company, its Subsidiaries or their respective officers, directors or employees will be required to execute or enter into or perform any agreement with respect to any Financing that is not contingent upon the Closing occurring or that would be effective prior to the Closing (other than authorization letters contemplated by clause (vi) of this Section 5.13). Buyer will, promptly upon request by the Company accompanied by a reasonably detailed invoice, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company or any of its Subsidiaries in satisfying its obligations under this Section 5.13 and Parent, Buyer and Merger Sub will, jointly and severally, indemnify the Company, its Subsidiaries and its Affiliates and representatives from and against any Losses suffered or incurred by any of them in connection with this Section 5.13. Pending receipt of such reimbursement, all such reasonable and documented out-of-pocket costs will be deemed “Cash and Cash Equivalents” for purposes of this Agreement.

(b) Notwithstanding any provision of this Agreement to the contrary, the Parties acknowledge and agree that Parent’s and Buyer’s obligations under this Agreement are not subject to any conditions regarding Parent’s, Buyer’s, their Affiliates’ or any other Person’s ability to obtain financing for the consummation of the Transactions and, accordingly, each of Parent, Buyer and Merger Sub agree that a breach or alleged breach of Section 5.13(a) by the Company or any of its Subsidiaries will not constitute a breach or failure to comply with the covenants of this Agreement for purposes of Section 6.2(b) and each of Parent, Buyer or Merger Sub covenant to refrain from claiming that the condition set forth in Section 6.2(b) has not been satisfied as a result of a breach or alleged breach of Section 5.13(a) by the Company or any of its Subsidiaries.

5.14 Notices of Certain Events. The Company will notify Parent, Buyer and Merger Sub, and Parent, Buyer or Merger Sub will notify the Company, promptly of (a)

any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, (b) any notice or other communication from any Governmental Authority in connection with the Transactions, (c) any Actions commenced, or to such party’s Knowledge, threatened, against the Company or any of its Subsidiaries or Parent or its Subsidiaries, as applicable, that are related to the Transactions, and (d) any event, change or effect between the Effective Date and the Effective Time which causes or is reasonably likely to cause the failure of the conditions set forth in Article VI of this Agreement, to be satisfied. In no event will (i) the delivery of any notice by a party pursuant to this Section 5.14 limit or otherwise affect the respective rights, obligations, representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the Parties, (ii) disclosure by the Company, Parent or Buyer be deemed to amend or supplement the Disclosure Schedules or constitute an exception to any representation or warranty, or (iii) the failure of the Company or any of its Subsidiaries to provide notice pursuant to this Section 5.14 with respect to a breach or alleged breach of any representation or warranty constitute a breach or failure to comply with the covenants of this Agreement for purposes of Section 6.2(b) and each of Parent, Buyer or Merger Sub covenant to refrain from claiming that the condition set forth in Section 6.2(b) has not been satisfied as a result of such a breach or alleged breach of this Section 5.14 by the Company or any of its Subsidiaries.

5.15 FIRPTA Certificate. The Company will deliver to Buyer a certificate, dated as of the Closing Date and executed under penalties of perjury, stating that the Company is not, and has not been at any time within the five years preceding the Closing Date, a United States real property holding corporation (within the meaning of Section 897(c) of the Code), which certificate will comply with the requirements of Treas. Reg. § 1.897-2(h).

VI. CONDITIONS

6.1 Conditions to Obligations of Parent, Buyer, Merger Sub and the Company. The obligations of Parent, Buyer, Merger Sub and the Company to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by Buyer (without joinder by Parent or Merger Sub) and the Company:

(a) all waiting periods under the HSR Act applicable to the Merger or the Transactions shall have expired or been terminated and the Transactions may be consummated without violating the stand-still obligations of the German Act Against Restraints of Competition; and

(b) there shall not be in force any Governmental Order or Law enjoining or prohibiting the consummation of the Merger or the Transactions.

6.2 Conditions to Obligations of Parent, Buyer and Merger Sub. The obligations of Parent, Buyer and Merger Sub to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Buyer (without joinder by Parent or Merger Sub):

(a) (i) the representations and warranties of the Company contained in Sections 3.3 and 3.6 shall be true and correct in all respects (other than de minimis inaccuracies), in each case as of the Effective Date and as of the Closing Date, as if made anew at and as of that time, and (ii) each of the other representations and warranties contained in this Agreement (but without regard to any materiality or Material Adverse Effect qualifiers) shall be true and correct in all respects, in each case as of the Effective Date and as of the Closing Date, as if made anew at and as of that time, except with respect to representations and warranties which speak as to another date, which representations and warranties will be so true and correct at and as of such date, except that in the event of a breach of a representation or warranty (except for with respect to Sections 3.3 and/or 3.6) the condition set forth in this Section 6.2(a) will be deemed satisfied unless the effect of all such breaches taken together would reasonably be expected to have a Material Adverse Effect on the Company;

(b) the covenants in this Agreement to be performed by the Company as of or prior to the Closing shall have been performed in all material respects;

(c) the Company shall have delivered to Buyer a certificate signed by an officer of the Company, dated the Closing Date, certifying that, to the knowledge and belief of such officer (but not in such officer’s personal capacity), the conditions specified in Sections 6.2(a) and 6.2(b) have been fulfilled;

(d) the Company Shareholder Approval shall have been obtained; and

(e) since the Effective Date, a Material Adverse Effect on the Company shall not have occurred that is continuing as of the Closing Date.

6.3 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Transactions are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a) the representations and warranties of Parent and Buyer contained in this Agreement (but without regard to any materiality or Material Adverse Effect qualifiers) shall be true and correct in all respects, in each case as of the Effective Date and as of the Closing Date, as if made anew at and as of that time, except with respect to representations and warranties which speak as to another date, which representations and warranties will be so true and correct at and as of such date, except that in the event of a breach of a representation or warranty the condition set forth in this Section 6.3(a) will be deemed satisfied unless the effect of all such breaches taken together would prevent or materially delay the consummation of the Transactions or the ability of Parent, Buyer and Merger Sub to fully perform their respective covenants and obligations under this Agreement;

(b) the covenants in this Agreement to be performed by Parent, Buyer and/or Merger Sub as of or prior to the Closing shall have been performed in all material respects;

(c) Buyer shall have delivered to the Company a certificate signed by an officer of Buyer, dated the Closing Date, certifying that, to the knowledge and belief of such officer (but not in such officer’s personal capacity), the conditions specified in Sections 6.3(a) and 6.3(b) have been fulfilled; and

(d) Buyer shall have made the payments required to be made by it pursuant to Section 2.2.

6.4 Frustration of Closing Conditions. None of Parent, Buyer or Merger Sub, on the one hand, nor the Company, on the other hand, may rely on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be, to be satisfied to excuse it from its obligation to effect the Merger if such failure was caused by such Party’s failure to comply with its obligations to consummate the Merger or the other Transactions to the extent required by this Agreement.

VII. TERMINATION/EFFECTIVENESS

7.1 Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the Effective Time as follows (each of which constitutes an independent right of termination):

(a) by mutual consent of Buyer (without joinder of Parent or Merger Sub) and the Company (notwithstanding, the receipt of the Company Shareholder Approval); or

(b) by either the Company, on the one hand, or Buyer (without joinder of Parent or Merger Sub), on the other hand, if the Closing has not occurred on or before December 31, 2015 (the “Termination Date”), except that the right to terminate this Agreement pursuant to this Section 7.1(b) will not be available to any Party whose breach of any provision of this Agreement results in or causes the failure of the Transactions to be completed by such time; or

(c) by either the Company, on the one hand, or Buyer (without joinder of Parent or Merger Sub), on the other hand, if the consummation of the Transactions (or any portion thereof) is enjoined, prohibited or otherwise restrained by the terms of a final, non-appealable Governmental Order of a court of competent jurisdiction, except that the right to terminate this Agreement pursuant to this Section 7.1(c) will not be available to any Party whose breach of any provision of this Agreement results in or causes such Governmental Order or the failure of such Governmental Order to be removed; or

(d) by Buyer (without joinder of Parent or Merger Sub), on the one hand, or the Company, on the other hand, if there is any material breach of any representation, warranty, covenant or agreement on the part of the Company, on the one hand, or Parent, Buyer or Merger Sub, on the other hand, set forth in this Agreement, such that the conditions specified in Section 6.2(a) or 6.2(b) (in the case of a termination by Buyer) or Section 6.3(a) or 6.3(b) (in the case of a termination by the Company) would not be satisfied at the Closing and, in either such case, such breach cannot be cured by the Termination Date, or if capable of being cured, is not cured within 30 days after written notice of such breach is given by the applicable Party (or, if earlier, the Termination Date), except that the right to terminate this Agreement pursuant to this Section 7.1(d) will not be available to any Party who is then in material breach of any of its obligations under this Agreement.

7.2 Effect of Termination. (a) In the event of the termination of this Agreement in accordance with Section 7.1, this Agreement will forthwith become void and have no effect, and no Party, or any of their respective Subsidiaries or Affiliates or any of the officers or directors of any of the foregoing, will have any liability of any nature whatsoever under this Agreement, or in connection with the Transactions, except that (i) the Confidentiality Agreement will survive any termination of this Agreement, (ii) Buyer may have liability as provided in Section 7.3, (iii) the Company may have liability as provided in Section 7.4, and (iii) notwithstanding any termination or any contrary provision contained in this Agreement other than a termination in connection with which Buyer pays the Buyer Termination Fee pursuant to Section 7.3 or the Company pays the Company Termination Fee pursuant to Section 7.4, no Party will be relieved or released from liability for damages of any kind, including consequential damages and any other damages (whether or not communicated or contemplated at the time of execution of this Agreement) and including as damages the value lost by the Shareholders entitled to receive payments hereunder based on the consideration that would otherwise have been paid and the benefits that would have accrued, arising out of any (A) knowing material breach of any of its representations and warranties in this Agreement or (B) deliberate material breach of any covenant of this Agreement (other than Section 5.13, which cannot in any event serve as the basis of a breach of covenant claim pursuant to this Section 7.2(a)), except that if the Closing has not occurred, (1) in no event will any officer or director of the Company or any Shareholder have any liability under this Agreement to Parent, Buyer, Merger Sub or any of their respective Affiliates, (2) in no event will any officer or director of Parent, Buyer or Merger Sub have any liability under this Agreement to the Company, any of its Affiliates or any Shareholders, (3) the Company’s recovery of damages against Parent, Buyer and Merger Sub if established as provided in this Section 7.2(a)(iii) may not exceed $126,000,000 in the aggregate, and (4) notwithstanding anything in this Section 7.2 to the contrary, Parent, Buyer and Merger Sub will have no right to commence directly or indirectly any Action against the Company, any of its Affiliates or any officer, director, employee, representative or advisor of the Company or any Shareholder for damages under (A) or (B) above and Parent’s, Buyer’s and Merger Sub’s sole remedy will be receipt of the Company Termination Fee in accordance with Section 7.4.

(b) For purposes of this Section 7.2, (i) a “knowing” breach of a representation and warranty will be deemed to have occurred only if an executive officer of the Party alleged to have breached had actual knowledge of such breach as of the Effective Date (without any independent duty of investigation or verification other than an actual reading of the representations and warranties as they appear in this Agreement by such Party’s chief executive officer, chief operating officer and chief financial officer) and (ii) a “deliberate” breach of any covenant will be deemed to have occurred only if an executive officer of the Party alleged to have breached took or failed to take action with actual knowledge that there was a substantial likelihood that the action so taken or omitted to be taken constituted a breach of such covenant. For purposes of this Section 7.2(b), an “executive officer” will have the meaning given to the term “officer” in Rule 16a-1(f) under the 1934 Act.

7.3 Buyer Termination Fee. (a) In the event that the Company terminates this Agreement pursuant to Section 7.1(b) or Section 7.1(d), then in such case, if at such time all conditions to Parent’s, Buyer’s and Merger Sub’s obligations to consummate the Merger and the Transactions will have been satisfied (other than those conditions that by their nature are expected to be satisfied as of the Closing or by actions taken at the Closing or other conditions that are not satisfied as a result of the events which gave rise to the right to terminate pursuant to Section 7.1(b) or Section 7.1(d)), then at the Company’s option, Buyer will pay to the Company a termination fee of $54,000,000 in cash in immediately available funds (the “Buyer Termination Fee”). In the event that the Company or Buyer terminates this Agreement pursuant to Section 7.1(b) and at such time all conditions to Parent’s, Buyer’s and Merger Sub’s obligations to consummate the Merger and the Transactions will have been satisfied and all conditions to the Company’s obligation to consummate the Merger and the Transactions will have been satisfied (in each case other than those conditions that by their nature are expected to be satisfied as of the Closing or by actions taken at the Closing) except the condition set forth in Section 6.1(a), then Buyer will pay to the Company the Buyer Termination Fee in cash in immediately available funds. In the event that the Company receives full payment pursuant to this Section 7.3, the receipt of the Buyer Termination Fee will be deemed to be liquidated damages for any and all Losses suffered or incurred by the Company in connection with this Agreement, the Transactions (and the abandonment or termination thereof) or any matter forming the basis for such termination, and neither the Company nor any other Person will be entitled to bring or maintain any Action against Parent, Buyer, Merger Sub or any of their respective Affiliates arising out of or in connection with this Agreement, the Transactions (or the abandonment or termination thereof) or any matters forming the basis for such termination. The Parties understand that in no event will Buyer be required to pay the Buyer Termination Fee on more than one occasion. For the avoidance of doubt, unless the Company exercises its option to receive the Buyer Termination Fee as provided in the first sentence above and receives such Buyer Termination Fee or the Company receives the Buyer Termination Fee as provided in the second sentence above, nothing in this Agreement limits the Company’s right to sue Parent, Buyer or Merger Sub for damages in accordance with and subject to Section 7.2(a)(iii) or seek specific performance or other equitable relief.

(b) Buyer and Merger Sub acknowledge that the agreements contained in this Section 7.3 are an integral part of the Transactions, and that without these agreements, the Company would not enter into this Agreement; accordingly, if Buyer fails to timely pay any amount due pursuant to this Section 7.3, and, in order to obtain the payment, the Company commences an Action which results in a judgment against Parent, Buyer or Merger Sub, Buyer will pay the Company its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such suit, together with interest on such amount at the prime rate as published in the Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received.

7.4 Company Termination Fee. (a) In the event that Buyer terminates this Agreement pursuant to Section 7.1(d), then in such case, if at such time all conditions to the Company’s obligations to consummate the Merger and the Transactions will have been satisfied (other than those conditions that by their nature are expected to be satisfied as of the Closing or by actions taken at the Closing or other conditions that are not satisfied as a result of the events which gave rise to the right to terminate pursuant to Section 7.1(d)), then the Company will pay to Buyer a termination fee of $54,000,000 in cash in immediately available funds (the “Company Termination Fee”). In the event that Buyer receives full payment pursuant to this Section 7.4, the receipt of the Company Termination Fee will be deemed to be liquidated damages for any and all Losses suffered or incurred by Parent and Buyer in connection with this Agreement, the Transactions (and the abandonment or termination thereof) or any matter forming the basis for such termination, and none of Parent, Buyer or any other Person will be entitled to bring or maintain any Action against the Company or any of its respective Affiliates arising out of or in connection with this Agreement, the Transactions (or the abandonment or termination thereof) or any matters forming the basis for such termination. The Parties understand that in no event will the Company be required to pay the Company Termination Fee on more than one occasion. For the avoidance of doubt, unless Buyer receives the Company Termination Fee as provided in the first sentence above, nothing in this Agreement limits Parents’ and Buyer’s right to seek specific performance or other equitable relief.

(b) The Company acknowledges that the agreements contained in this Section 7.4 are an integral part of the Transactions, and that without these agreements, neither Parent nor Buyer would enter into this Agreement; accordingly, if the Company fails to timely pay any amount due pursuant to this Section 7.4, and, in order to obtain the payment, Parent or Buyer commences an Action which results in a judgment against the Company, the Company will pay Parent or Buyer, as applicable, its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such suit, together with interest on such amount at the prime rate as published in the Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received.

VIII. INDEMNIFICATION

8.1 Indemnification by the Company Indemnitors. On the terms and subject to the conditions of this Article VIII, from and after the Closing, the Company Indemnitors will severally defend, indemnify and hold harmless Buyer and its Affiliates, officers, directors, managers, stockholders, employees and assigns (collectively, the “Buyer Indemnitees”) from and against, and pay or reimburse the Buyer Indemnitees for, any and all losses or damages, including reasonable out-of-pocket expenses, court costs, reasonable expert witness fees and reasonable attorneys’ fees (collectively, “Losses”), resulting from or arising out of:

(a) any breach of a representation or warranty of the Company contained in Section 3.9(d) or Section 3.9(e) when made or at Closing or any breach of a representation or warranty of the Company contained in Section 3.6(a) or Section 3.6(b) when made or at Closing, in each case by the Company Indemnitor solely as to his, her or its Company Common Shares to the extent such Company Indemnitor actually receives a financial benefit therefrom; or

(b) any breach by the Company of Section 5.1(b)(iv) or Section 5.1(b)(v) on or after the Effective Date, in any such case solely to the extent the Company Indemnitor actually receives a financial benefit therefrom.

Notwithstanding the foregoing, (i) the Company Indemnitors will not be required to indemnify the Buyer Indemnitees for any Losses under this Article VIII in excess of their respective pro rata portion of the Closing Merger Consideration received pursuant to the Merger and (ii) in no event will any Buyer Indemnitee make any claim for indemnification under this Section 8.1 after the Survival Date. The indemnification obligations under this Section 8.1 constitute part of the consideration to induce Parent, Buyer and Merger Sub to enter into this Agreement and consummate the Merger and the Transactions.

8.2 Indemnification by Buyer. On the terms and subject to the conditions of this Article VIII, from and after the Closing, Parent and Buyer will jointly and severally defend, indemnify and hold harmless the holders of Company Common Stock and their respective Affiliates, officers, directors, managers, members, direct or indirect shareholders, employees, heirs and assigns (collectively, the “Company Indemnitees”) from and against, and pay or reimburse the Company Indemnitees for any and all Losses resulting from or arising out of:

(a) any breach of a representation or warranty of Parent or Buyer contained in Article IV when made or at Closing; or

(b) any breach by Parent or Buyer of any covenant or agreement contained in this Agreement.

8.3 Indemnification Procedures. (a) Notice and Opportunity to Defend Claims. If an event occurs that a Person entitled to indemnification with respect thereto under this Agreement (the “Indemnified Party”) asserts is an indemnifiable event pursuant to Section 8.1 or 8.2, the Indemnified Party seeking indemnification will notify the applicable Company Indemnitor (in the case of a claim by a Buyer Indemnitee) or Buyer (in the case of a claim by a Company Indemnitee) (in either such case, the “Indemnifying Party”) promptly, but no later than 30 days, after such Indemnified Party receives written notice, in the case of a third-party claim, or otherwise becomes aware, in the case of a direct claim, of any such claim, event or matter as to which indemnity may be sought, except that the failure of the Indemnified Party to give notice as provided in this Section 8.3(a) will not relieve any Indemnifying Party of its obligations under Section 8.1 or 8.2, except to the extent that such failure materially prejudices the rights of any such Indemnifying Party. Any notice of a claim, event or matter as to which indemnity may be sought will include a reasonably detailed description of such claim, event or matter, the basis of the claim for indemnification, copies of material documentation reasonably accessible to or in the possession of the Indemnified Party that the Indemnified Party believes supports such claim for indemnification and a good faith estimate of the amount of Losses incurred or which reasonably could be expected to be incurred by the Indemnified Party in connection with such claim.

(b) Third-Party Claims. In the case of any claim asserted by a third party against an Indemnified Party, the Indemnified Party will give written notice to the Indemnifying Party (or, with respect to a claim for which indemnification is sought pursuant to Section 8.1, the applicable Company Indemnitor) of the third-party claim in accordance with Section 8.3(a), and the Indemnified Party will permit the Indemnifying Party (at the expense of such Indemnifying Party) to assume (which assumption may be made under a reservation of rights) the defense of any third-party claim or any litigation with a third party resulting therefrom, except that (i) counsel for the Indemnifying Party who conducts the defense of such claim or litigation will be subject to the approval of the Indemnified Party (which approval will not be unreasonably withheld, conditioned or delayed) and (ii) the Indemnified Party may participate in such defense at such Indemnified Party’s expense. Except with the prior written consent of the Indemnified Party, no Indemnifying Party, in the defense of any such claim or litigation, will consent to entry of any judgment or enter into any settlement that provides for injunctive or other non-monetary relief affecting the Indemnified Party or that does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnified Party of a general release from all liability with respect to such claim or litigation. If the Indemnifying Party does not assume the defense of any matter as above provided, the Indemnified Party will have the right to defend such matter and to settle such matter, except that the Indemnified Party may not settle such claim without the prior written consent of the Indemnifying Party (which consent will not be unreasonably withheld, conditioned or delayed). In any event, the Indemnifying Party and the Indemnified Party will reasonably cooperate in the defense of any third-party claim or litigation subject to this Article VIII and will each provide the other reasonable access to its records in order to facilitate the defense and settlement of such matter.

8.4 Exclusive Remedy. Following the Closing, the indemnification provided for in this Article VIII will be the sole and exclusive remedy available to any Party (including Company Indemnitees and Buyer Indemnitees) against another Party or Company Indemnitor for any claims under or based upon this Agreement or the Transactions. Without limiting the foregoing, in no event will Parent, Buyer or any other Buyer Indemnitee be entitled to offset any amounts owed to it pursuant to this Article VIII against any amounts owed by Parent, Buyer, any Buyer Indemnitee, any Surviving Corporation or any of their respective Affiliates to any employee or former employee of the Company or any of its Subsidiaries pursuant to any Contract.

8.5 Additional Limitations on Indemnification. (a) No Buyer Indemnitee or Company Indemnitee will be entitled to indemnification pursuant to Section 8.1 for any special, punitive or exemplary damages, any incidental or consequential damages and any loss of future revenue, income or profits, or any diminution of value or multiples of earnings damages.

(b) Each of the Buyer Indemnitees and the Company Indemnitees will use its reasonable best efforts to mitigate all Losses for which such Indemnified Parties are entitled or may be entitled to indemnification hereunder.

(c) Any indemnifiable Loss hereunder will be calculated net of any (i) insurance recoveries and (ii) recoveries from third parties pursuant to indemnification or otherwise, in each case available to the Indemnified Party. If the Indemnifying Party makes any payment on any claim pursuant to Section 8.1, the Indemnifying Party will be subrogated, to the extent of such payment, to all rights and remedies of the Indemnified Party to any insurance benefits or other claims of the Indemnified Party with respect to such claim.

(d) Notwithstanding anything in this Agreement to the contrary, no Buyer Indemnitee will be indemnified for any Loss to the extent (i) that reserves therefor exist on the Financial Statements, or (ii) arising or resulting from any change in applicable Law or accounting principles from and after the Effective Date.

8.6 Treatment of Indemnity Payments. Any payment made pursuant to this Article VIII will be treated as an adjustment to the Closing Merger Consideration for all Tax purposes, to the extent permitted by applicable Law, but will not otherwise change the Closing Merger Consideration for any other purposes under this Agreement.

IX. DEFINITIONS AND INTERPRETATION

9.1 Defined Terms. (a) As used in this Agreement, the following terms have the following meanings:

“Action” means any claim, action, suit, audit, assessment, arbitration or proceeding by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise. For purposes hereof, “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Aggregate Merger Consideration” means $1,800,000,000.

“Antitrust Laws” means the HSR Act, the Clayton Antitrust Act of 1914 and any other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or creating significant impediments to, or lessening of, competition or creating or strengthening a dominant position through merger or acquisition.

“Authorizations” means permits, licenses, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders, in each case, issued or granted by a Governmental Authority or other Person.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“Cash and Cash Equivalents” means, without duplication, the sum of the fair market value (expressed in United States dollars) of all cash and cash equivalents (including marketable securities and short term investments) of the Company and its Subsidiaries determined in accordance with GAAP.

“Company Indemnitors” means the holders of Company Common Stock immediately prior to the Effective Time.

“Company Professional Advisors” means J.P. Morgan Securities LLC, Ernst & Young LLP, Jones Day and any other professional advisors or service providers to the Company or any of its Subsidiaries involved with the preparation, negotiation and execution of this Agreement, the due diligence process related thereto or the consummation of the Transactions.

“Company Transaction Expenses” means, without duplication, (a) the outstanding and unpaid out-of-pocket costs, payables, fees and expenses incurred by the Company or its Subsidiaries to Company Professional Advisors and (b) all cash bonuses or other payments payable to any of the directors, officers or employees of the Company or any of its Subsidiaries, in each case in connection with this Agreement and/or the consummation of the Transactions as of immediately prior to the Effective Time.

“Contracts” means any written contracts, agreements, subcontracts, leases and purchase orders.

“Disclosure Schedule” means the series of schedules delivered by the Company corresponding to certain Sections in this Agreement containing the information required to be disclosed pursuant to, and certain exceptions to, the representations, warranties and covenants in such Articles and Sections.

“Employee Plans” means any written employment, consulting, severance or other similar Contract, arrangement or policy and each plan, arrangement, program, agreement or commitment providing for insurance coverage (including any self-insured arrangements), workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, life, health, disability or accident benefits (including any “voluntary employees’ beneficiary association” as defined in Section

501(c)(9) of the Code providing for the same or other benefits) or for deferred compensation, profit-sharing bonuses, stock options, stock appreciation rights, stock purchases or other forms of incentive compensation or post-retirement insurance, compensation or benefits which is entered into, maintained, contributed to or required to be contributed to, as the case may be, by the Company or any of its Subsidiaries or under which the Company or any of its Subsidiaries may incur any material liability.

“Environmental Law” means any Law, permit, license or registration relating to (i) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances.

“ERICO International” means ERICO International Corporation, an Ohio corporation and a wholly owned Subsidiary of the Company.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Financing” means any debt or equity financing or financings in connection with the transactions contemplated by this Agreement, including any offering or private placement of debt securities or borrowing of loans and any related commitment letter or engagement letter and including any credit facilities or capital markets debt financing or equity or equity-related offerings.

“Financing Sources” means (a) the agents, arrangers, lenders and other entities that have committed to Buyer or any of its Affiliates to provide or arrange or otherwise entered into agreements with Buyer or any of its Affiliates in connection with any Financing, including the parties to any commitment letter or engagement letter with Buyer or any of its Affiliates in respect of any Financing or to any joinder agreements, indentures, credit agreements or other agreements entered into with Buyer or any of its Affiliates pursuant thereto or relating thereto, together with (b) their affiliates and the current, former and future officers, directors, employees, partners, trustees, shareholders, equityholders, managers, members, limited partners, controlling persons, agents and representatives of each of them and the successors and assigns of the foregoing Persons.

“Funded Debt” means, without duplication, the aggregate amount owing from the Company or its Subsidiaries as of the Closing Date under the Contracts listed on Schedule 9.1(a)(i) and any other indebtedness of the Company and/or any of its Subsidiaries for borrowed money, together with accrued and unpaid interest thereon, as required to be reflected on a consolidated balance sheet of the Company, prepared in accordance with GAAP and including all prepayment penalties, breakage fees and other exit fees incurred in connection with the repayment thereof pursuant to the terms of this Agreement.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Authority” means any federal, state, local, foreign or supranational government or political subdivision thereof, governmental authority, regulatory or administrative or enforcement agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Substance” means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law. Hazardous Substance includes any substance to which exposure is regulated by any Governmental Authority or any Environmental Law including any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or byproduct thereof, radon, radioactive material, asbestos or asbestos containing material, urea formaldehyde, foam insulation or polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Intellectual Property” means any (i) patents and patent applications, (ii) registered and unregistered trademarks, service marks and trade names, pending trademark and service mark registration applications, and intent-to-use registrations or similar reservations of marks, (iii) registered and unregistered copyrights, and applications for registration of copyright, (iv) internet domain names, (v) trade secrets, know-how and other proprietary rights, (vi) rights in computer software, and (vii) licenses with respect to any of the foregoing.

“Knowledge” of any Person means the actual knowledge of, in the case of the Company, the individuals set forth on Schedule 9.1(a)(ii) after reviewing the representations and warranties contained in Article III, and in the case of all other Persons, such Person’s executive officers.

“Law” means any statute, law (including common law), ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Leased Real Property” means all real property leased by the Company or any of its Subsidiaries.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, encumbrance or security interest.

“Material Adverse Effect” means, with respect to any Person or Persons, a material adverse effect on the business, results of operations or financial condition of such Person or Persons and its or their Subsidiaries, taken as a whole, except that in no event will any of the following, alone or in combination, be deemed to constitute, nor will any of the following (including the effect of any of the following) be taken into account in determining whether there has been or will be, a “Material Adverse Effect” on or in respect of any Person: (i) any change in applicable Laws or GAAP or any interpretation thereof; (ii) any change in interest rates or economic, political, business or financial market conditions generally; (iii) any change generally affecting any of the industries in which such Person or Persons or its or their Subsidiaries operates or the economy as a whole; (iv) the announcement or the execution of this Agreement, the pendency or consummation of the Transactions or the performance of this Agreement; (v) the execution and delivery of this Agreement, compliance with the terms of this Agreement, the taking of any action required or contemplated by this Agreement or any costs or expenses incurred in connection therewith; (vi) any natural disaster or acts of terrorism or war or the outbreak or escalation of hostilities or change in geopolitical conditions; or (vii) any failure of such Person or Persons to meet any projections or forecasts (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect); provided, however, that any event, change and effect referred to in clauses (i), (ii), (iii) or (vi) immediately above will be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, change or effect has a disproportionate effect on the Company and its Subsidiaries, taken as a whole, compared to other participants in the industries in which the Company and its Subsidiaries conduct their businesses.

“Multiemployer Plan” means any “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, which the Company or any of its Subsidiaries contributes to, or has an obligation to contribute to, which covers any current or former employee of the Company or any of its Subsidiaries.

“Owned Real Property” means all real property owned by the Company or any of its Subsidiaries.

“Pension Plan” means any “employee pension benefit plan” as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) which the Company or any of its Subsidiaries sponsors, maintains, administers, contributes to, or is obligated to contribute to, which covers any current or former employee of the Company or any of its Subsidiaries.

“Permitted Liens” means (i) mechanics, materialmen’s and similar Liens with respect to any amounts not yet due and payable or which are being contested in good faith through (if then appropriate) appropriate Actions, (ii) Liens for Taxes not yet due and payable or which are being contested in good faith through (if then appropriate) appropriate Actions, (iii) Liens securing rental payments under capital lease agreements, (iv) liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that (A) are matters of record, (B) would be revealed by a survey or physical inspection of such real property, or (C) do not materially interfere with the present uses of such real property, (v) Liens securing payment, or any other obligations, of the Company or its Subsidiaries with respect to the indebtedness of the Company or its Subsidiaries, but only to the extent such Liens will be released at Closing upon repayment of the Funded Debt pursuant to Section 2.2(b),(vi) Liens constituting a lease, sublease or occupancy agreement that gives any third party any right to occupy any real property, (vii) other Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money and (viii) Liens described on Schedule 9.1(a)(iii).

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind.

“Per Share Merger Consideration” means an amount equal to the quotient obtained by dividing (i) the Closing Merger Consideration by (ii) the aggregate number of issued and outstanding shares of Company Common Stock as of immediately prior to the Effective Time.

“Shareholder” means the holder of a Company Common Share.

“Shareholders Agreement” means that certain Amended and Restated Shareholders Agreement by and among the Company and the shareholders party thereto effective as of October 31, 2012, as amended.

“Subsidiary” means, with respect to a Person, a corporation or other entity of which 50% or more of the voting power of the equity interests is owned, directly or indirectly, by such Person.

“Survival Date” means the date that is the first anniversary of the Closing Date.

“Tax Returns” means any return, declaration, report, statement, information statement or other document filed or required to be filed with respect to Taxes, including any claims for refunds of Taxes, any information returns and any amendments or supplements of any of the foregoing.

“Taxes” means (i) all federal, state, local, foreign and other taxes (including withholding taxes), customs, duties, imposts and other similar governmental charges of any kind or nature whatsoever, together with any interest and any penalties, additions or additional amounts with respect thereto, (ii) any liability for payment of amounts described in clause (i) whether as a result of transferee liability, joint and several liability for being a member of an affiliated, consolidated, combined, unitary or other group for any period, or otherwise by operation of Law, and (iii) any liability for the payment of amounts described in clause (i) or (ii) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to pay or indemnify any other Person, other than any such agreements that are pursuant to customary commercial contracts not primarily related to Taxes.

(b) The following terms have the meaning specified in the indicated Sections:

Term	Section
1933 Act	5.13
1934 Act	5.13
Agreement	Preamble
Articles	1.5
Audited Operating Company Financial Statements	3.7
Bankruptcy Exception	3.3
Buyer	Preamble
Buyer Indemnitees	8.1
Buyer Termination Fee	7.3(a)
Cancelled Shares	1.8(b)
Cash and Cash Equivalents Schedule	2.1(b)
Certificate of Merger	1.3
Certificates	2.3
Class C Shares	3.6(a)
Closing	1.2
Closing Account	2.2(a)
Closing Date	1.2
Closing Merger Consideration	1.8
Closing Payments Schedule	2.1(d)
Closing Relief	10.13(b)
Closing Statement	2.1
Code	2.4
Common Shares	3.6(a)
Company	Preamble
Company Common Shares	1.8(a)
Company Common Stock	3.6(a)
Company Indemnitees	8.2
Company Meeting	5.10(b)
Company Shareholder Approval	3.22
Company Termination Fee	7.4(a)
Competing Transaction	5.8
Confidentiality Agreement	10.9
Dissenting Shares	1.9
Effective Date	Preamble
Effective Time	1.3
Excluded Shares	1.9
FCPA	3.12(b)
Financing	4.6
Financing Commitments	4.6
Foreign Plan	3.14(b)
Funded Debt Payment Schedule	2.1(a)
Indemnified Party	8.3(a)
Indemnifying Party	8.3(a)
Information Statement	3.21(a)
LT	2.3

Losses	8.1
Merger	1.1
Merger Sub	Preamble
OGCL	1.1
Operating Company Financial Statements	3.7
Parent	Preamble
Party	Preamble
Regulations	1.5
SEC	5.13
Surviving Corporation	1.1
Termination Date	7.1(b)
Transaction Expense Payment Schedule	2.1(c)
Transactions	Recital D
Unaudited Company Financial Statements	3.7
Unaudited Operating Company Financial Statements	3.7

9.2 Construction. Unless the context of this Agreement otherwise requires, (a) words of any gender include each other gender, (b) words using the singular or plural number also include the plural or singular number, respectively, (c) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (d) when a reference is made in this Agreement to an Article, Section, Schedule or Exhibit, such reference is to an Article or Section of, or a Schedule or Exhibit to, this Agreement, (e) the word “including,” “include” or “includes” means “including, without limitation,” and (f) the word “or” will be disjunctive but not exclusive. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase will not mean simply “if.” The term “made available” and words of similar import means, with respect to the Company, that the relevant documents, instruments or materials were posted and made available to Buyer on the due diligence data site created for the process giving rise to this Agreement or furnished in writing by a representative of the Company to a representative of Buyer. References to statutes will include all regulations promulgated thereunder, and references to statutes or regulations will be construed to include all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation. Reference to dollars or $ means U.S. dollars. The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction will be applied against any Party. Whenever this Agreement refers to a number of days, such number will refer to calendar days unless Business Days are specified. Each accounting term used in this Agreement and not expressly defined has the meaning given to it under GAAP. All terms defined in this Agreement will have the defined terms when used in certificates or other documents made or delivered pursuant hereto unless otherwise defined therein.

X. MISCELLANEOUS

10.1 No Survival. None of the representations, warranties, covenants and agreements set forth in this Agreement or in any certificate or instrument delivered pursuant to this Agreement will survive the Merger except for (a) the representations and warranties in Section 3.6(a), Section 3.6(b), Section 3.9(d) and Section 3.9(e) will survive until the Survival Date and (b) the covenants and agreements which contemplate performance after the Effective Time or otherwise by their terms expressly survive the Merger and this Article X.

10.2 Waiver. Any Party may by action taken by its Board of Directors (if applicable), or officers thereunto duly authorized, waive any of the terms or conditions of this Agreement in writing executed by Buyer (without the joinder of Merger Sub) and the Company (or, if after the Closing, by the applicable Company Indemnitor) in the same manner as this Agreement.

10.3 Notices. All notices or other communications or deliveries provided in connection with this Agreement will be in writing and sent by electronic mail or by nationally recognized overnight courier service and will be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via electronic mail at the email address specified in this Section 10.3 before 5:00 p.m. (New York City time) on a Business Day and a copy is sent on such Business Day by nationally recognized overnight courier service, (ii) the Business Day after the date of transmission, if such notice or communication is delivered via electronic mail at the email address specified in this Section 10.3 later than 5:00 p.m. (New York City time) on any date and earlier than 12 midnight (New York City time) on the following date and a copy is sent no later than such following date by nationally recognized overnight courier service, or (iii) when received, if sent by nationally recognized overnight courier service (other than in the cases of clauses (i) and (ii) above). The address for such notices and communications will be as follows:

(a)	If to Parent, Buyer or Merger Sub, or, after the Closing, the Surviving Corporation to:

Pentair plc

c/o Pentair Management Company

5500 Wayzata Boulevard, Suite 600

Golden Valley, MN 55416

Attention: Angela D. Lageson

Senior Vice President, General Counsel and Secretary

Email: angela.lageson@pentair.com

with copies to:

Foley & Lardner LLP

777 East Wisconsin Avenue

Milwaukee, WI 53202

Attention: Benjamin F. Garmer, III

Email: bgarmer@foley.com

Attention: John K. Wilson

Email: jkwilson@foley.com

(b)	Prior to the Closing, the Company, to:

ERICO Global Company

31700 Solon Road

Solon, Ohio 44139

Attention: William A. Fullmer

Vice President, Secretary and General Counsel

Email: bfullmer@erico.com

with copies to:

Jones Day

222 East 41st Street

New York, NY 10017

Attention: Robert A. Profusek

Email: raprofusek@jonesday.com

and

Jones Day

901 Lakeside Avenue

Cleveland, Ohio 44114

Attention: Patrick J. Leddy

Email: pjleddy@jonesday.com

or to such other address or addresses as the Parties may from time to time designate in writing.

10.4 Assignment. No Party may assign or delegate this Agreement or any part hereof without the prior written consent of the other Parties, except that any consent by Buyer will not require the joinder of Parent or Merger Sub. Any assignment or delegation in violation of this Section 10.4 will be void and of no effect. Subject to the foregoing, this Agreement will be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.

10.5 Rights of Third Parties. Except for the provisions of Sections 1.5, 5.5, 5.6 and 10.14 and Article VIII, nothing expressed or implied in this Agreement is intended or will be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement. No Party may assert any claim against any officer, director, direct or indirect shareholder, partner or member of another Party under this Agreement or in connection with the Transactions. Notwithstanding anything herein to the contrary, the Financing Sources will be express third party beneficiaries of this Section 10.5 and Section 10.7 (Governing Law), Section 10.10 (Amendments), Section 10.12 (Jurisdiction), Section 10.15 (Waiver of Jury Trial) and Section 10.16 (No Recourse to Financing Sources), and each of such Sections will expressly inure to the benefit of the Financing Sources and the Financing Sources will be entitled to rely on and enforce the provisions of such Sections.

10.6 Expenses. Except as otherwise provided in this Agreement, each Party will bear its own expenses incurred in connection with this Agreement and the Transactions whether or not such Transactions are consummated, including all fees of its legal counsel, financial advisers and accountants.

10.7 Governing Law. This Agreement will be construed and enforced in accordance with the Laws of the State of Delaware, without regard to the conflict of laws principles that would result in the application of any Law other than the Law of the State of Delaware. Notwithstanding the foregoing, the matters contained in Article I and Article II will be governed by the OGCL, including matters relating to the filing of the Certificate of Merger, the effects of the Merger and dissenters’ rights. Notwithstanding anything herein to the contrary, the Company (on behalf of itself, its Subsidiaries and the equityholders, directors, officers, employees, consultants, financial advisors, accountants, legal counsel, investment bankers, and other agents, advisors and representatives of each of them) and each of the other parties hereto agrees that any claim, controversy or dispute of any kind or nature (whether based upon contract, tort or otherwise) against a Financing Source that is in any way related to this Agreement, the Merger or any of the other transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to any Financing, will be governed by, and construed in accordance with, the Laws of the State of New York without regard to conflict of law principles (other than Sections 5-1401 and 5-1402 of the New York General Obligations Law); provided that (i) the interpretation of the definition of “Material Adverse Effect” and whether or not a “Material Adverse Effect” with respect to the Company has occurred, (ii) the determination of the accuracy of any representations made in this Agreement and whether as a result of any inaccuracy thereof any of Parent, Buyer, Merger Sub or their respective affiliates has the right to terminate its obligations under this Agreement or to decline to consummate the transactions pursuant to this Agreement and (iii) the determination of whether the Merger and the other transactions contemplated by this Agreement have been consummated in accordance with the terms of this Agreement, in each case, will be construed and enforced in accordance with the Laws of the State of Delaware, without regard to the conflict of laws principles that would result in the application of any Law other than the Law of the State of Delaware.

10.8 Captions; Counterparts. The captions in this Agreement are for convenience only and will not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

10.9 Entire Agreement. This Agreement (together with the Schedules and Exhibits to this Agreement) and the letter agreement dated as of June 1, 2015 between Buyer and the Company (the “Confidentiality Agreement”) constitute the entire agreement among the Parties relating to the Transactions and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Subsidiaries relating to the Transactions. The Parties negotiated this Agreement with the assistance of professional advisors and intend that the Agreement encompass the entire relationship among them.

10.10 Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed by Buyer (without the joinder of Merger Sub) and the Company in the same manner as this Agreement and which makes reference to this Agreement; provided, however, that this Section 10.10, Section 10.5 (Rights of Third Parties), Section 10.7 (Governing Law), Section 10.12 (Jurisdiction), Section 10.15 (Waiver of Jury Trial) and Section 10.16 (No Recourse to Financing Sources), and any related definitions insofar as they affect such Sections, may not be amended, supplemented, waived or otherwise modified in a manner adverse to the Financing Sources, in each case, without the prior written consent of the Financing Sources (excluding for this purpose (i) the Persons described in clause (b) of the definition of “Financing Sources” and (ii) any purchaser of a debt or equity security in a capital markets transaction, other than any lead underwriter, lead placement agent or lead initial purchaser acting in a titled capacity in connection with a Financing) or, as applicable, one or more agents, trustees or other representatives acting on their behalf. The approval of this Agreement by the requisite Shareholders will not restrict the ability of the Board of Directors of the Company to terminate this Agreement in accordance with Section 7.1 or to cause the Company to enter into an amendment to this Agreement pursuant to this Section 10.10 to the extent permitted under the OGCL.

10.11 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. The Parties further agree that if any provision contained in this Agreement is, to any extent, held invalid or unenforceable in any respect under applicable Law, they will take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, will amend or otherwise modify this Agreement to replace any provision contained in this Agreement that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

10.12 Jurisdiction. All Actions arising out of or relating to this Agreement will be heard and determined in the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware). The Parties hereby (a) submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware) for the purpose of any Action arising out of or relating to this Agreement brought by any Party and (b) irrevocably waive, and agree not to assert by way of motion, defense or otherwise, in any such Action, any claim that they are not subject personally to the jurisdiction of the above-named courts, that the property is exempt or immune from attachment or execution, that any such Action is brought in an inconvenient forum, that the venue of such Action is improper or that this Agreement or the Transactions may not be enforced in or by any of the above-named courts. Each of the Parties agrees that mailing of process or other papers in connection with any action or proceeding in the manner provided in Section 10.3 or such other manner as may be permitted by Law will be valid and sufficient service of process. Notwithstanding anything herein to the contrary, each of the parties hereto agrees (on behalf of itself, its Subsidiaries and the equityholders, directors, officers, employees, consultants, financial advisors, accountants, legal counsel, investment bankers, and other agents, advisors and representatives of each of them) that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to this Agreement, the Merger or any of the other transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to any Financing or the performance thereof or the transactions contemplated thereby, in any forum other than exclusively in the Supreme Court of the State of New York, County of New York, or, if under applicable Law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof).

10.13 Enforcement. (a) The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that monetary damages would not be an adequate remedy therefor. Each Party agrees that in the event of any breach or threatened breach by any other Party of any covenant or obligation contained in this Agreement, the non-breaching Party will be entitled (in addition to any other remedy that may be available to it whether in Law or equity, including monetary damages) to (i) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation and (ii) an injunction restraining such breach or threatened breach.

(b) Notwithstanding anything in this Agreement to the contrary, the Company will be entitled to the granting of a decree or order of specific performance or other equitable relief to consummate the Merger (“Closing Relief”) if and only in the event that:

(i) except as provided in Section 6.4, all of the conditions in Section 6.1 and Section 6.2 (other than those conditions in Section 6.2 that by their nature are to be satisfied at the Closing or could be satisfied but for a breach by Parent, Buyer or Merger Sub of any provisions hereof, but each of which at such time is capable of being satisfied) have been satisfied or waived; and

(ii) the Company has irrevocably confirmed in a written notice to Parent and Buyer that (A) it is ready, willing and able to consummate the Closing and (B) if the Closing Relief is granted, then the Closing will occur.

Upon the Company filing an Action for the Closing Relief in accordance with the foregoing, the Company will not be required to comply with Section 5.1(b)(vii) or Section 5.8 and each subsection of Section 5.1(b) shall be subject to an ordinary course of business qualifier to the extent not already specifically included in such subsection.

(c) Notwithstanding anything in this Agreement to the contrary, Parent and Buyer will be entitled the Closing Relief if and only in the event that:

(i) except as provided in Section 6.4, all of the conditions in Section 6.1 and Section 6.3 (other than those conditions in Section 6.3 that by their nature are to be satisfied at the Closing or could be satisfied but for a breach by the Company of any provisions hereof, but each of which at such time is capable of being satisfied) have been satisfied or waived; and

(ii) Parent and Buyer have irrevocably confirmed in a written notice to the Company that (A) they are ready, willing and able to consummate the Closing and (B) if the Closing Relief is granted, then the Closing will occur.

(d) For the avoidance of doubt, (1) while the Company may pursue both the Closing Relief and the payment of the Buyer Termination Fee (only to the extent expressly permitted by Section 7.3), under no circumstances will the Company be permitted or entitled to receive both the Closing Relief and payment of the Buyer Termination Fee, and (2) while Parent and Buyer may pursue both the Closing Relief and the payment of the Company Termination Fee (only to the extent expressly permitted by Section 7.4), under no circumstances will Parent and Buyer be permitted or entitled to receive both the Closing Relief and payment of the Company Termination Fee.

(e) Each Party further agrees that (i) it will not oppose the granting of an injunction, specific performance and other equitable relief as provided in this Agreement (including the limitations set forth in Section 10.13(b) and Section 10.13(c)) on the basis that any other Party has an adequate remedy at Law or an award of specific performance is not an appropriate remedy for any reason at Law or equity, (ii) no other Party or Person will be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 10.13, and (iii) it irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

10.14 Company Professional Advisors. Each Party hereby acknowledges, on its own behalf and on behalf of its Affiliates, that each of the Company Professional Advisors may advise and represent the Company and its Affiliates in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the Transactions, and that, following consummation of the Transactions, each of the Company Professional Advisors may advise and represent a Company Indemnitor or Company Indemnitors or their respective Affiliates, if such Persons so request, in connection with any Action or obligation arising out of or relating to this Agreement or the Transactions, and each Party hereby consents thereto and waives any conflict of interest arising therefrom, and each Party and their respective Boards of Directors (or committees thereof) will cause any Affiliate thereof to consent to and waive any conflict of interest arising from any such representation. Buyer, for itself, Merger Sub and the Surviving Corporation and for their respective successors and assigns, irrevocably acknowledges and agrees that all communications between the Company, the Shareholders and the Company Professional Advisors that are legal counsel that were made in connection with the negotiation, preparation, execution, delivery and closing under, or any dispute or proceeding arising under or in connection with, this Agreement which, immediately prior to the Closing, would be deemed to be privileged communications of the Company, the Shareholders and their legal counsel and would not be subject to disclosure to Parent, Buyer, Merger Sub or the Surviving Corporation in connection with any process relating to a dispute arising under or in connection with this Agreement or otherwise, will continue after the Closing to be privileged communications between such Persons and such legal counsel, and none of Parent, Buyer, Merger Sub, the Surviving Corporation or any Person acting or purporting to act on behalf of or through Parent, Buyer, Merger Sub or the Surviving Corporation will seek to obtain the same by any process on the grounds that the privilege attaching to such communications belongs to Parent, Buyer, Merger Sub or the Surviving Corporation.

10.15 Waiver of Jury Trial. EACH OF PARENT, BUYER, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY FINANCING OR THE ACTIONS OF PARENT, BUYER, MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF OR THE ACTIONS OF ANY FINANCING SOURCE IN CONNECTION WITH ANY FINANCING (INCLUDING ANY ACTION, PROCEEDING OR COUNTERCLAIM AGAINST ANY FINANCING SOURCE).

10.16 No Recourse to Financing Sources. Notwithstanding anything herein to the contrary, the Company (on behalf of itself, its Subsidiaries and the equityholders, directors, officers, employees, consultants, financial advisors, accountants, legal counsel, investment bankers, and other agents, advisors and representatives of each of them) acknowledges and agrees that it (and such other Persons) will have no recourse against the Financing Sources, and the Financing Sources will be subject to no liability or claims by the Company (or such other Persons) in connection with the Financing or in any way relating to this Agreement or any of the transactions contemplated hereby or thereby, whether at Law, in equity, in contract, in tort or otherwise.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties have caused their duly authorized officers to execute and deliver this Agreement on the Effective Date.

PARENT: PENTAIR PLC

By:	/s/ Randall J. Hogan
Name:	Randall J. Hogan
Title:	Chairman and Chief Executive Officer

BUYER: PENTAIR LIONEL ACQUISITION CO.

By:	/s/ Mark C. Borin
Name:	Mark C. Borin
Title:	President and Treasurer

MERGER SUB: PENTAIR LIONEL MERGER SUB, INC.

By:	/s/ Mark C. Borin
Name:	Mark C. Borin
Title:	President and Treasurer

THE COMPANY: ERICO GLOBAL COMPANY

By:	/s/ William H. Roj
Name:	William H. Roj
Title:	Chairman